FIRST AMENDED AND RESTATED LOAN AGREEMENT

THIS FIRST AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is entered into as of August 31, 2009 by and between FIRST NATIONAL BANK OF OMAHA, N.A., a national banking association (“First National”) as a Lender, Administrative Agent and Collateral Agent for the Lenders, Union Bank & Trust Company, a Nebraska State Banking Corporation (“Union”) as a Lender, and the other Lenders a party hereto from time to time, and SUMMIT HOTEL PROPERTIES, LLC (“Summit Hotel”), a South Dakota limited liability company and SUMMIT HOSPITALITY V, LLC (“Summit Hospitality”), a South Dakota limited liability company. First National, Union and the other lenders a party hereto from time to time may be hereinafter collectively referred to as the “Lenders” and individually as a “Lender”. Summit Hotel and Summit Hospitality may be collectively referred to hereinafter as the “Borrowers” and individually as a “Borrower”. The Administrative Agent and the Collateral Agent for the Lenders may be hereinafter collectively referred to as the “Agent”.

WHEREAS, the Borrowers, the Agent, and certain of the Lenders are parties to a Loan Agreement, dated as of July 20, 2004, as amended (as so amended and as in effect prior to the date hereof, the “Current Credit Agreement”), pursuant to which the Lenders party thereto have made loans available to the Borrowers;

WHEREAS, the Borrowers have requested that the Current Credit Agreement be amended and restated on the terms and conditions set forth herein;

WHEREAS, it is intended that the indebtedness of the Borrowers under this Agreement be a continuation of the indebtedness of the Borrowers under the Current Credit Agreement; and

WHEREAS, under the terms and conditions of and subject to the limitations contained in this Agreement, Lenders have approved a revolving line of credit facility in the maximum principal amount of the lesser of (i) the aggregate Commitments from Lenders or (ii) $28,200,000.00 (the “Line of Credit”). The Line of Credit will consist of Acquisition Advances, Construction Advances and letters of credit as provided for in this Agreement. The Advances and other financial accommodations described in this Agreement may be collectively referred to as the “Loan”.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
Loan

1.1. Definitions. Certain capitalized terms not otherwise defined in the body of this Agreement shall have the meanings given to such terms in Exhibit A attached hereto and incorporated herein by reference.

1.2. Line of Credit. Subject to the terms of this Agreement and the maximum amount available for Advances provided for in this Agreement, Lenders severally agree to lend Borrowers, from time to time until the termination hereof, such sums as a Borrower may request, but which shall not exceed in the aggregate principal amount at any time outstanding the lesser of (i) the aggregate Commitments from Lenders, and (ii) Twenty-Eight Million Two Hundred Thousand and No/100 Dollars ($28,200,000.00), with a Five Million and No/100 Dollar ($5,000,000.00) sub-limit on the Line of Credit to support the issuance of letters of credit by First National only for the account of Borrowers. The maximum principal amount available under the Line of Credit will be reduced by the face amount of letters of credit issued under the Line of Credit. Such letters of credit will be evidenced and governed by First National’s standard letter of credit documentation in effect at the time of issuance of a letter of credit. In consideration of First National’s issuance of letters of credit, Borrowers will pay the Agent for the account of First National a fee equal to one percent (1%) of the face amount of letters of credit outstanding, payable quarterly, in arrears. Such letters of credit will be deemed a Loan under this Agreement and the other Loan Documents, secured by the Collateral. In no event shall the outstanding aggregate principal amount of Advances exceed the aggregate Commitments from Lenders. The Loan will consist of Acquisition Advances and Construction Advances as described below, and letters of credit. In addition, the aggregate Commitments will be reduced by the outstanding principal amount of Advances and letters of credit extended under the Current Loan Agreement. Subject to the conditions and limitations set forth herein, Advances will be made to Borrowers from time to time during the period commencing on the date hereof to but not including the Termination Date, unless renewed by written agreement between Lenders and Borrowers. In addition to the foregoing, the Line of Credit shall be deemed to automatically terminate if the Agent accelerates the Notes and Advances following an Event of Default, or if the occurrence of an Event of Default (as defined under Article VI hereof) causes any Note or Advance to become immediately due and payable.

1.3. Purpose. Borrowers will use the Advances for the following purposes: (i) to finance the purchase of a Hotel(s) (an Advance used for such purpose shall be hereinafter referred to as an “Acquisition Advance”); (ii) to fund the development and construction of a Hotel and related improvements on real property acquired or leased by a Borrower (an Advance to construct a Hotel and related improvements on Property shall be hereafter referred to as a “Construction Advance” and the Hotel and related improvements to be financed with each Construction Advance shall be referred to as a “Project”) and (iii) to support the issuance, for the account of Borrowers, of letters of credit as described above.

1.4. Limitations on Advances. If the underlying Hotel being acquired or developed has been owned by the requesting Borrower for less than two (2) years, Acquisition Advances and Construction Advances shall at no time exceed the lesser of (i) the Project Costs for Property acquired with such Acquisition Advance or being developed with such Construction Advance or (ii) sixty-five percent (65%) of the appraised as stabilized value of such Property. If the underlying Hotel being acquired or developed has been owned by the requesting Borrower for two (2) years or more, Acquisition Advances and Construction Advances shall at no time exceed sixty-five percent (65%) of the appraised as stabilized value of such Property. In connection with a request for an Acquisition Advance or Construction advance, the requesting Borrower will provide the Agent for the Agent’s approval a Project Budget which includes the total Project Cost of constructing or acquiring a Project. No Construction Term Note (as defined below) shall exceed sixty-five percent (65%) of the lesser of (i) the Appraised Value of such Property or (ii) the Total Project Costs for such Property. Advance supporting the issuance of letters of credit shall at no time exceed the letter of credit sub-limit provided for in Section 1.1 above at any one time in the aggregate.

1.5. Notes. Each Acquisition Advance will be evidenced by a Term Note in the form attached hereto as Exhibit B in the principal amount of such Acquisition Advance. Each Term Note evidencing an Acquisition Advance will be limited to a term of one year and have a maturity date of the first anniversary date of the Term Note evidencing such Acquisition Advance. The availability under the Line of Credit for Advances shall be reduced by the aggregate principal balance outstanding on Term Notes evidencing Acquisition Advances.

Each Construction Advance shall be evidenced by a Construction Note in the maximum principal amount of the Construction Advance to be executed and delivered by the applicable Borrower to the Agent prior to the any advances being made under such Construction Note. Advances under a Construction Note shall be made in accordance with the applicable provisions of this Agreement and the terms of such Construction Note. The availability for Advances under the Line of Credit shall be reduced by the maximum principal amount of the Construction Note as of the date of such Construction Note. Each Construction Note evidencing a Construction Advance shall have a term not to exceed eighteen (18) months from the date of the Construction Note evidencing such Construction Advance. Each Construction Note shall be substantially in the form of the Construction Note attached to this Agreement as Exhibit C and incorporated herein by reference.

The Agent is authorized to record in a manner satisfactory to the Agent, appropriate notations evidencing the date, type and amount of each Advance, the interest rate applicable thereto, the date and amount of each payment, and the interest of each Lender therein, which recording shall constitute prime facie evidence of the accuracy of the information recorded; provided, however, that the failure to make such recordings shall not affect the obligations of Borrowers under the Loan or this Agreement or affect the validity of any Advance.

1.6. Repayment. Advances shall be repaid as follows:

(a) Acquisition Advances. Each Term Note evidencing an Acquisition Advance shall be payable as follows: (i) interest only shall be paid monthly, in arrears on the dates specified in the applicable Term Note and (ii) the principal balance together with accrued and unpaid interest shall be due and payable in full on the first anniversary date of the Term Note evidencing such Acquisition Advance.

(b) Construction Advances. Each Construction Note shall be payable as follows: (i) interest only shall be payable monthly, in arrears on the dates specified in the applicable Construction Note; and (ii) the principal balance together with accrued and unpaid interest shall be due and payable in full on the Maturity Date provided for in each Construction Note (which Maturity Date shall not be more than 18 months from the date of such Construction Note); provided, however, that subject to the terms of this Agreement and provided that no Event of Default has occurred, Borrowers may, on the Maturity Date of such Construction Note, convert the principal amount outstanding on a Construction Note to a “Construction Term Note” described below. If Borrowers elect to convert the principal amount outstanding on a Construction Note to a Construction Term Note, then such Construction Term Note shall be evidenced by a Construction Term Note in the principal amount of the principal amount outstanding on the Construction Note being converted executed by Borrowers in favor of the Agent. Each Construction Term Note will bear interest at the rate provided for below and will be payable as follows: (y) interest only shall be paid monthly, in arrears and (z) the principal balance together with accrued and unpaid interest shall be due and payable in full on the first anniversary date of the Construction Term Note.

All payments due under this Agreement and the other Loan Documents shall be made in immediately available funds to the Agent at its office described in the notice provision of this Agreement unless the Agent gives notice to the contrary. Payments so received at or before 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received by the Agent on that Business Day. Payments received after 1:00 p.m. Omaha, Nebraska time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day. The Agent shall remit to each Lender its Percentage of all payments of principal and interest received by the Agent no later than the next Business Day after the Agent is deemed to have received such payment.

1.7. Interest. The principal balance of each Term Note evidencing an Acquisition Advance, each Construction Note evidencing a Construction Advance and each Construction Term Note will bear interest at a variable per annum rate equal to the greater of (i) the LIBOR Rate plus four percent (4%), fixed for interest periods of ninety (90) days, or (ii) five and one half percent (51/2%). In no event will any Note bear interest at a per annum rate less than five and one half percent (51/2%).

Interest on the Advances will be calculated on the number of days outstanding based upon a year consisting of three hundred and sixty (360) days. The LIBOR Rate shall initially be set on the first Business Day on the calendar month of the applicable note, and shall adjust 90 days thereafter to the LIBOR Rate in effect on the first Business Day of the month in which such 90th day falls. If the Advance is made on any day other than the first Business Day of a month, the initial LIBOR Rate to be in effect until adjustment as provided for above month shall be that 90 day LIBOR rate in effect on the first Business Day of the month of in which such Advance is made. The interest rate charged on any Term Notes, Construction Notes or Construction Term Notes outstanding under the Current Loan Agreement is hereby amended to the applicable rate provided for in this Section.

The principal balance of all Notes will bear interest after the occurrence and during the continuance of any Event of Default and after their maturity date, whether by acceleration or otherwise, at the variable per annum rate of four percent (4%) in excess of the interest rate determined above, but not to exceed the maximum rate allowed by law.

1.8. Notice of Borrowing/Disbursements. A Borrower may request an Acquisition Advance or a Construction Advance by delivering a notice (a “Notice of Borrowing”) to the Agent not less than thirty (30) Business Days prior to the requested date of funding of such Acquisition Advance or Construction Advance. Each Notice of Borrowing shall specify the requested date of such Acquisition Advance or Construction Advance (which shall be a Business Day), and the amount of such requested Acquisition Advance or Construction Advance. In addition, each Notice of Borrowing shall include the Property location, franchise or brand of the applicable hotel, the Project Costs and such other information as may be requested by the Agent. Lenders will not be obligated to fund any Advances until the conditions set forth in this Agreement have been satisfied. Each Borrower agrees that the Agent may rely and act upon any Notice of Borrowing the Agent receives from an individual who the Agent, absent gross negligence or willful misconduct, believes to be a representative of a Borrower. The Agent will provide the Lenders each Notice of Borrowing received by the Agent.

The Lenders shall, before 1:00 p.m. central time on the date of funding of an Advance, make available to the Agent at the Agent’s address referred to in this Agreement for notices in same day funds, such Lenders’ Percentage of such Advance. After the Agent’s receipt of such funds, the Agent will make such funds available to the applicable Borrower as provided for in this Agreement. Notwithstanding the foregoing, unless the Agent shall have received notice from a Lender prior to the date of funding of any Advance that such Lender will not make available to the Agent such Lender’s Percentage of such Advance, the Agent may assume that each Lender has made such Percentage available to the Agent on the date of funding of such Advance in accordance with the first sentence of this paragraph, and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent a Lender shall not have so made such funds available to the Agent (a “Funding Default”), such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Agent, at the customary rate reasonably set by the Agent for the correction of errors among banks. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Percentage in such Advance for purposes of this Agreement. Once a Funding Default has occurred, then the Agent shall no longer have the discretion under this Section to make funds available to the applicable Borrower on the assumption that the Lenders will make the corresponding funds available to the Agent. In no event shall the Agent be obligated to advance funds to the Borrowers (and in no event shall any other Lender have any liability to the Borrowers) if a Defaulting Lender fails to advance its share of such funds to the Agent in accordance with the requirements of this Section.

The Agent will deposit the proceeds of any Advance to the requesting Borrower’s designated deposit account maintained at First National.

1.9 Construction Note Advances. Subject to compliance by Borrowers with the terms and conditions of this Agreement, Lenders will make advances under a Construction Note to the applicable Borrower according to the applicable Loan Budget for the Project financed with the Construction Note (i) for direct construction costs provided for in the Project Budget incurred by such Borrower in connection with the construction of the Project, and (ii) for costs, other than such direct construction costs, incurred by the such Borrower in connection with the Construction Advance or the construction of the Project and approved by the Agent in the Loan Budget (hereinafter referred to as “Other Project Costs”), as itemized in an Application for Certificate for Payment, AIA Document G702, together with continuation sheets, AIA Document G703, as the same may be revised from time to time after the date hereof with the approval of the Agent, or as Other Project Costs are itemized and provided to the Agent by such Borrower. Lenders will not be required to make an advance under a Construction Note to a Borrower in an amount in excess of that set forth in the Loan Budget for any item set forth therein. The Loan Budget may be amended during the course of construction of a Project to reallocate funds from a budget category in which the full budgeted amount is not required to another budget category provided that any such reallocation which results in a variance over five percent (5%) and greater than $5,000.00 as to any such budget category shall be subject to the prior written approval of the Agent. Lenders will not be obligated to make aggregate advances under a Construction Note in excess of the amount, from time to time, of Total Project Costs, unless the Agent deems it advisable to do so. Each request by a Borrower for an advance under a Construction Note for direct construction costs shall be on AIA Documents G702 and G703 and for Other Project Costs a certificate of payment in form and substance satisfactory to the Agent and signed by the such Borrower’s chief financial officer (any such request being hereinafter referred to as a “Request for Construction Note Advance”). Each Request for Construction Note Advance shall be delivered to the Agent not less than seven (7) business days prior to the date upon which an advance under a Construction Note is requested and shall be based upon the items and descriptions shown in the continuation sheets, and shall be accompanied by (i) lien waivers or paid invoices in form and content acceptable to the Agent, by the Agent’s architect engaged to inspect the construction of the Project (the “Inspecting Architect”) and, if applicable, the title company, executed by each and every individual supplier of labor or material for all contracts greater than $10,000.00 in the aggregate for all the costs of labor and material provided on a timely basis for the immediately preceding disbursement (execution of lien waivers are to be by proper party or parties so authorized to execute on behalf of the supplier or contractor and shall clearly identify the party executing the waiver, the date, the amount, the item of labor or materials supplied, the name of the firm, and address of the property and such other documents as may be required to induce the title company to insure each advance under a Construction Note made hereunder against all future mechanics’ and materialmen’s liens for labor furnished and material supplied in connection with the construction of the Project); (ii) the requisitions for payment from subcontractors and materialmen engaged in the construction of the Project; and (iii) such other information and documents as may be reasonably requested or required by the Agent. All requests and requisitions for payment shall be approved by the applicable Borrower’s chief financial officer or other officer acceptable to the Agent. Advances under a Construction Note shall be disbursed by the Agent, and each advance under a Construction Note shall be made, in whole or in part, (i) by crediting the amount thereof to an account of the applicable Borrower to be maintained with the Agent and designated for the applicable Project, (ii) at the discretion of the Agent, by paying the general contractor on the Project (the “General Contractor”) or a subcontractor or materialmen engaged in the construction of the Project, or (iii) in such other manner as shall be mutually agreed upon by the title company and the Agent. Lenders will not be obligated to make advances under a Construction Note more frequently than once every thirty (30) days. The Agent will not be obligated to fund an advance under a Construction Note unless the Agent is satisfied, in its sole discretion, and the Inspecting Architect is satisfied, that the conditions precedent to the making of such advance have been satisfied by the applicable Borrower. Anything in this Agreement or any other agreement made with respect to a Construction Advance to the contrary notwithstanding, any advance under a Construction Note or approval given by the Agent or the Inspecting Architect, whether or not before or after an inspection of the Project by the Agent, the Inspecting Architect or otherwise, shall not be deemed to be an approval by the Agent or Lenders of any work performed thereon or approval or acceptance by the Agent or Lenders of any work done or materials furnished with respect thereto or a representation by the Agent or Lenders as to the fitness of such work or materials. All disbursements by the Agents shall create indebtedness under the applicable Construction Note. Lenders will fund their Percentage of any advance under a Construction Note in the manner provided for in Section 1.8 above.

1.10 Advances for Stored Materials. Notwithstanding anything to the contrary contained in this Agreement, Lenders may make advances under a Construction Note to pay for stored materials required in connection with the construction of the Project, provided that (i) such materials are in accordance with the Plans and Specifications approved by the Agent for the Project, (ii) such materials are securely stored and properly inventoried, (iii) such materials, if stored off-site, are stored in a bonded warehouse or with a contractor, materialman or fabricator who bears the risk of loss until delivery and installation of such materials in the Project as part of the work in place, and who has supplied a bond securing such contractor’s, materialman’s or fabricator’s obligation to so deliver and install, such bond shall be issued by a company, shall be in an amount and shall be in form and substance satisfactory to the Agent and shall name the Agent as a dual obligee, (iv) the bills of sale and contracts under which such materials are being provided shall be in form and substance satisfactory to the Agent, (v) such materials are insured against casualty, loss and theft in a manner satisfactory to the Agent, (vi) the applicable Borrower owns such materials free and clear of all liens and encumbrances of any nature whatsoever and establishes such ownership by evidence satisfactory to the Agent, (vii) the applicable Borrower executes and delivers to the Agent such additional security documents as the Agent deems necessary to create and perfect a first lien in such materials as additional security for the payment of the Construction Advance, (viii) the aggregate amount of such disbursements for such materials is verified by the Agent pursuant to the provisions of this Agreement, and (ix) the aggregate amount of such disbursements for such materials which are stored shall in no event exceed Fifty Thousand Dollars ($50,000.00).

1.11 Additional Conditions to Advances under a Construction Note. The obligation of Lenders to make any advances under a Construction Note pursuant to this Agreement (including, but not limited to the initial advance if applicable) is subject to the following additional conditions precedent:

(a) Each Request for Construction Note Advance shall be accompanied by a certificate of the Inspecting Architect in the form attached to the Request for Construction Note Advance based upon an on-site inspection of the Project made by the Inspecting Architect not more than seven (7) days prior to the date of such Request for Construction Note Advance, in which the Inspecting Architect shall (i) certify that the portion of the Project completed as of the date of such inspection has been completed in accordance with the Plans and Specifications approved by the Agent, and (ii) state its estimate of (aa) the percentage of construction of the Project completed as of the date of such inspection on the basis of work in place as part of the Project and the continuation sheets of the Request for Construction Note Advance, (bb) direct construction costs actually incurred for work in place as part of the Project as of the date of such inspection, (cc) the actual sum necessary to complete construction of the Project in accordance with the approved Plans and Specifications, and (dd) the amount of time from the date of such inspection which will be required to complete construction of the Project in accordance with the approved Plans and Specifications.

(b) Prior to each advance under a Construction Note, the title company shall have issued (i) an endorsement to the Title Policy reflecting the amount of all previous advances, insuring the continued priority of the Mortgage encumbering the Project over mechanic’s liens and showing no exceptions to the title of the property encumbered thereby other than those exceptions previously approved by the Agent, and (ii) a commitment to issue an endorsement insuring the priority of the lien of the deed of trust or mortgage applicable to the Project, subject only to exceptions previously approved by the Agent in writing, for the full amount of each such advance under such Construction Note and all previous advances under such Construction Note made by Lenders to the such Borrower pursuant to this Agreement. Such continuation of title shall contain affirmative insurance that covenants and restrictions, if any, reported against the fee or leasehold estate have not been violated by the Project.

(c) Prior to each advance under a Construction Note, the applicable Borrower shall, upon request of the Agent, furnish the Agent, the title company and the Inspecting Architect with evidence satisfactory to the Agent, the title company and the Inspecting Architect, showing payment of all bills and charges for which advances under such Construction Note have been previously made pursuant to this Agreement. Such Borrower shall also deliver to the Agent, upon request, such bills, receipts, invoices and other evidence as may reasonably be required by the Agent, the title company and/or the Inspecting Architect.

(d) Construction of the Project shall comply with all applicable laws, rules, restrictions, orders and regulations of all governmental authorities with jurisdiction over the Project, and Borrowers have delivered to the Agent all necessary certificates, authorizations, permits and licenses which are required to permit the construction and completion of the Project, as issued by the appropriate governmental authorities. Borrowers, to the extent Borrowers may lawfully do so, hereby assigns to the Agent all of Borrowers’ right, title and interest in and to such certificates, authorizations, permits and licenses, as security for the payment of the applicable Construction Note and the observance and performance by Borrowers of the terms, covenants and provisions of the Loan Documents.

(e) The applicable Borrower has submitted to the Agent and the Inspecting Architect the Plans and Specifications. Such Borrower shall have submitted the Plans and Specifications to the General Contractor and the General Contractor shall have agreed to perform its obligations under the General Construction Contract in a manner consistent with the requirements of the Plans and Specifications and to keep the Project within budget. The General Construction Contract and all major subcontracts shall include a provision for retainage of not more than ten percent (10%) of all amounts due, which retainage shall be disbursed only upon substantial completion of the Project and satisfaction of all final disbursement and certification requirements, except as otherwise approved by the Agent in writing. Each material addition or modification to the Plans and Specifications shall be approved in writing by the Agent, and, to the extent required by law, by the appropriate governmental authorities. Such Borrower will construct and equip the Project in accordance with the Plans and Specifications approved by the Agent free and clear of all liens, encumbrances and security instruments (other than the Mortgage encumbering the Project and the other Loan Documents and the permitted encumbrances set forth therein). The Plans and Specifications as approved by the Agent shall become the property of the Agent upon the occurrence of an Event of Default. The Project shall be constructed and equipped in compliance with the requirements of governmental authorities including, without limitation, zoning, building codes, and laws relating to disabled persons, endangered species, and the environment. The Agent and/or its representatives (including, without limitation, the Inspecting Architect) shall have the right of entry and free access to the Project to inspect the Project during normal business hours upon reasonable notice. Borrowers shall make available to the Inspecting Architect and the Agent, upon request and at the location where the same are kept, all shop and related drawings used in connection with the Plans and Specifications and the construction of the Project, and shall provide copies of such drawings and documents to the Agent and the Inspecting Architect promptly upon request.

(f) The Inspecting Architect shall be of the opinion that the Project can be completed by its completion date within budget.

(g) The applicable Borrower shall have delivered to the Agent and the Inspecting Architect a copy of the Architect Contract for the Project, which Architect Contract shall be in form and substance satisfactory in all respects to the Agent and to the Inspecting Architect. Such Borrower will not agree to any material modification or termination of the Architect Contract without the prior approval of the Agent. Such Borrower hereby assigns to the Agent all of such Borrower’s right, title and interest in and to the Architect Contract, as security for the payment of the Construction Note and the observance and performance by Borrowers of the terms, covenants and provisions of the Loan Documents.

(h) The applicable Borrower shall have delivered to the Agent a copy of the General Construction Contract, which General Construction Contract shall be in form and substance satisfactory in all respects to the Agent. Such Borrower will not agree to any material modification or termination of the General Construction Contract without the prior approval of the Agent. Such Borrower hereby assigns to the Agent all of such Borrower’s right, title and interest in and to the General Construction Contract, as security for the payment of the Construction Note and the observance and performance by Borrowers of the terms, covenants and provisions of the Loan Documents.

(i) All major subcontracts shall be submitted to the Agent and the Inspecting Architect before any such major subcontracts are awarded by the applicable Borrower or the General Contractor, and each major subcontract shall be in form and substance satisfactory in all respects to the Agent. A subcontract shall be deemed major if the amount due thereunder is $75,000.00 or more. Neither such Borrower nor the General Contractor will agree to any material modification or termination of any major subcontract without the prior approval of the Agent. Such Borrower hereby assigns to the Agent all of such Borrower’s right, title and interest in and to the major subcontracts, as security for the payment of the Construction Note and the observance and performance by Borrowers of the terms, covenants and provisions of the Loan Documents.

(j) The applicable Borrower will make available for inspection at all times by the Agent and the Inspecting Architect copies of all subcontracts other than the major subcontracts, and will furnish to the Agent and the Inspecting Architect, upon request, copies of the same. Neither such Borrower nor the General Contractor will agree to any material modification or termination of such subcontracts without the prior approval of the Agent. Such Borrower hereby assigns to the Agent all of such Borrower’s right, title and interest in and to such subcontracts, as security for the payment of the Construction Note and the observance and performance by Borrowers of the terms, covenants and provisions of the Loan Documents.

(k) The major subcontracts shall be awarded in accordance with the timetable approved by the Agent and the Inspecting Architect, as the same may be revised from time to time with the approval of the Agent. If requested by the Agent, the applicable Borrower will cause the Architect, the General Contractor and the major subcontractors to respectively execute and deliver to the Agent, contemporaneously with the execution and delivery of their respective contracts, consents or letter agreements pursuant to the provisions of which the Architect, the General Contractor and the major subcontractors shall agree to perform their respective contracts at no additional cost or expense for the benefit of the Agent, in the Event of Default or a foreclosure of the Mortgage encumbering the Project, which consent or letter agreement shall be in form and substance satisfactory to the Agent.

(l) Lenders will not be obligated to make an advance under a Construction Note with respect to any subcontractor or materialman providing work or materials with respect to the Project unless such subcontractor or materialman is providing such work or materials under a signed contract or purchase order.

(m) The applicable Borrower will observe and perform all of the terms, covenants and conditions of the Architect Contract, the General Construction Contract, the subcontracts and any other contracts relating to the Project on such Borrower’s part to be observed or performed.

(n) The applicable Borrower will comply with and is in compliance with all environmental laws which are applicable to the Property encumbered by the applicable Mortgage, and shall have submitted an environmental site assessment in form and content satisfactory to the Agent prepared by a firm approved by the Agent which establishes the environmental condition of the Property as satisfactory to the Agent.

(o) The Agent and/or the Inspecting Architect shall have made such site inspection of the Project site as it deems necessary.

(p) The Agent shall have received the following, in addition to all other conditions to the initial advance under a Construction Note set forth in this Agreement, from the applicable Borrower on or before the date of such initial advance:

(1) the applicable Construction Note, duly executed by Borrowers;

(2) the Mortgage and Security Agreement, duly executed by the applicable Borrower, constituting a valid and perfected first lien on the Project;

(3) Uniform Commercial Code financing statements, in form and substance satisfactory to the Agent, duly authorized and describing the equipment, machinery, furniture and fixtures and any personal property collateral covered by the applicable Mortgage and Security Agreement;

(4) Any other applicable Loan Documents duly executed by the applicable Borrower and any other Person required by the applicable Loan Document;

(5) a duly certified ALTA/ACSM survey showing the boundaries of the land and all improvements thereon comprising the Project, with flood zone and wetlands certification, of date satisfactory to the Agent (upon request, Borrowers will supply successive surveys as construction progresses);

(6) evidence of zoning and construction permits;

(7) a complete copy of the Plans and Specifications along with any changes or amendments thereto;

(8) an MAI Appraisal Report of the Project meeting FIRREA guidelines and acceptable to the Agent establishing the value of the Project in an amount acceptable to the Agent;

(9) A Phase I environmental site assessment meeting current ASTM Standards and otherwise in form and scope satisfactory to the Agent and such other reports or studies of the Project as may be reasonably required by the Agent, performed by an environmental consultant or engineer acceptable to the Agent, which establishes the environmental condition of the Project as satisfactory to the Agent;

(10) A soil survey or study performed by engineers acceptable to the Agent which establishes that the soil condition of the Project is suitable for the construction of the Project thereon;

(11) the Project Budget and Loan Budget, in form and substance satisfactory to the Agent and the Inspecting Architect;

(12) Evidence satisfactory to the Agent that all installments of general real estate taxes, special assessments and other levies against the Project have been paid in full;

(13) Evidence satisfactory to the Agent that the construction of the Project and the operation thereof are in compliance with all governmental requirements and that all utilities necessary or desirable for the operation of the Project are available to the Project;

(14) Payment of all of the Agent’s costs and expenses incurred in underwriting, documenting, closing and disbursing the Construction Advance, including, but not limited to, the Agent’s attorneys’ fees and costs and the costs and expenses of the Inspecting Architect; and

(15) a Federal Emergency Management Agency Standard Agency Flood Hazard Determination Certificate covering the Hotel securing the Loan.

All conditions and requirements of this Agreement relating to the obligation of Lenders to make advances under a Construction Note are for the sole benefit of Lenders and no other person or party (including, without limitation, the General Contractor, major subcontractors, and other subcontractors and materialmen engaged in the construction of the Project) shall have the right to rely on the satisfaction of such conditions and requirements by Borrowers as a condition precedent to Lenders making an advance under a Construction Note. The Required Lenders shall have the absolute right, in their sole discretion, to waive any such condition or requirement as a condition precedent to making an advance under a Construction Note.

1.12. Advances Without Receipt of a Draw Request. Notwithstanding anything to the contrary, the Agent has the irrevocable right at any time and from time to time to apply funds which Lenders agree to advance hereunder to pay interest on a Construction Note as and when interest becomes due, and to pay any and all reasonable actual costs of the Agent in connection with a Construction Advance which shall include all abstracting and recording fees, site inspection expenses, reasonable attorneys’ fees for preparation and review of documents, and expenses related to the closing of the Construction Advance.

1.13. Deficiency: The applicable Borrower will submit to the Agent and the Inspecting Architect the Project Budget detailing by line item the estimated cost of constructing each phase of the applicable Project, and the Loan Budget prepared by such Borrower which details the application of the Construction Note proceeds to each phase of the Project. Lenders will not be obligated to make any advance under a Construction Note, in the reasonable opinion of the Agent or the Inspecting Architect, at any time, the balance of the Construction Note yet to be advanced by Lenders is less (the amount by which it is less being hereinafter referred to as the “Deficiency”) than the actual sum, as estimated by the Agent or the Inspecting Architect, which will be required to complete construction of the Project in accordance with the Plans and Specifications and this Agreement and all costs and expenses of any nature whatsoever which will be incurred in connection with the completion of construction of the Project and all operating deficits of the Project (including debt service on the Construction Note). Borrowers will, within ten (10) days after being notified by the Agent that there is or will be a Deficiency, either (i) invest Borrowers’ own funds in the Project in a manner satisfactory to the Agent an amount equal to the Deficiency and deliver to the Agent evidence satisfactory to the Agent of such investment, which investment shall remain invested in the Project until the Construction Advance has been paid in full, or (ii) deposit with the Agent an amount sufficient to eliminate the Deficiency. Any amounts deposited by Borrowers with the Agent to pay the Deficiency shall not bear interest, may be held separate or co-mingled with other funds of the Agent, and shall be applied by the Agent to pay costs as construction of the Project progresses before any further advances are made on the Construction Note. Borrowers’ failure to invest in the Project or deposit the funds necessary to eliminate the Deficiency within five (5) days following notice from the Agent shall constitute an Event of Default hereunder entitling the Agent to exercise any and all remedies provided for in this Agreement, otherwise available at law or in equity or in any other Loan Documents. Any determination of a Deficiency by the Agent or the Inspecting Architect will be deemed conclusive. If an Event of Default shall occur and be continuing, the Agent, in addition to all other rights and remedies which it may have, shall have the unconditional right, at its option, to apply, in whole or in part, any amounts deposited by either Borrower with the Agent with respect to the Deficiency, to the payment of the Advances in such order and priority as the Required Lenders deem appropriate.

1.14. Specific Additional Covenants of Borrowers. Each Borrower will comply with each of the following terms and condition:

(a) The applicable Borrower will obtain and furnish to the Agent within thirty (30) days after the completion of the Project the originals or copies of all permanent certificates of occupancy and all other certificates, licenses, consents and other approvals of the governmental authorities which are required for the use and occupancy of the Project; and a certificate of completion from the Architect and General Contractor certifying that work on the Project has been completed in accordance with the Plans and Specifications and any and all change orders as permitted under this Agreement, and that all labor, services, materials and supplies used in such work have been paid for and that the completed Project conforms with all applicable zoning, land use and planning, building and environmental laws and regulations of the governmental authorities having jurisdiction over the Project. In no event shall Lenders be required to make the last advance under a Construction Note pursuant to this Agreement until all such certificates, licenses, consents and approvals have been obtained and delivered to and approved by the Agent and the Inspecting Architect.

(b) The applicable Borrower will furnish to the Agent from time to time upon request (i) the names of all persons with whom such Borrower or the General Contractor has contracted or intends to contract for the construction of the Project or the furnishing of labor or materials in connection therewith along with the tax identification numbers for all such persons and copies of their contracts, (ii) a list of all unpaid bills for labor and materials with respect to construction of the Project, (iii) the Project Budget and Loan Budget and revisions thereof showing estimated direct construction costs and other costs and expenses to be incurred in connection with the completion of construction of the Project, (iv) lien waivers, receipted bills or other evidences of payment of all direct construction costs and other costs and expenses incurred in connection with the construction of the Project and any other costs and expenses relating thereto, and (v) such other information relating to Borrowers, the Project, any indemnitor or other Person connected with Borrowers, the construction of the Project or any collateral for the Advances or other source of repayment of the Advances as the Agent may reasonably request.

(c) Borrowers will pay when due all direct construction costs and other costs and expenses incurred by a Borrower in connection with the construction of the Project or any repair and restoration of the Project.

(d) Borrowers will pay all reasonable fees and charges incurred in the procuring, making and administrating of a Construction Advance and any Construction Term Note converted therefrom, including, without limitation, fees, expenses and attorneys fees incurred by the Agent, fees of the Inspecting Architect, appraisal fees, and fees and expenses relating to examination of title, title insurance premiums, environmental assessments and surveys.

(e) The applicable Borrower will execute and/or enter into any easements which the Agent may determine are necessary to obtain ingress and egress to the Project or for the use thereof or for the purpose of providing utilities thereto.

(f) The applicable Borrower will comply with all governmental requirements with respect to the construction, ownership and operation of a Project, and shall pay all taxes and assessments, general and special, and all other levies or impositions on the Project prior to delinquency; provided, however, that such Borrower may contest the amount or validity of any taxes, assessments, levies or impositions on the Project by appropriate legal proceedings, diligently pursued, provided that (i) such Borrower will first make all contested payments, under protest if it desires, but if payment under protest is not permitted by the taxing authority, such contested payment need not be made, (ii) neither the Project, any part thereof, nor any interest therein shall be in any danger of being sold, forfeited, lost or interfered with, (iii) Borrowers shall have furnished such security, if any, as may be required in the proceedings or reasonably requested by the Agent, and (iv) all expenses incurred in connection with such proceedings shall be paid by Borrowers.

1.15. Change Orders. Notwithstanding anything to the contrary contained in this Agreement, the applicable Borrower has the right to enter into or to authorize the entering into of change orders with respect to a Project without obtaining the Agent’s prior written consent, provided that no such change order will change the gross square feet to be contained in the Project, the basic layout of the Project, the number of parking spaces to be contained in the Project, involve the use of materials, fixtures or equipment which will not be at least equal in quality to the materials, fixtures and equipment originally specified in or required by the Plans and Specifications, as approved by the Agent and the Inspecting Architect, or increase the Total Project Cost by more than $10,000.00.

1.16. Inspecting Architect. Borrowers will be responsible for payment of the Inspecting Architect’s reasonable fees at rates reasonable within the local market.

1.17. Title Insurance. As a condition precedent to the obligation of Lenders to make the initial advance under a Construction Note, the applicable Borrower shall deliver to the Agent a construction lender’s title policy (the “Title Policy”) in form satisfactory to the Agent from a title company acceptable to the Agent, with authorization for the title company to insure all Construction Note advances by endorsements to the Title Policy or otherwise, covering the Project and insuring against mechanics lien(s). The Title Policy shall insure in the amount of the Construction Advance that the Mortgage encumbering the Project is a valid and subsisting first priority mortgage on the Project and all appurtenant easements, if any, subject only to exceptions acceptable to the Agent, and containing such endorsements required by the Agent. The applicable Borrower will deliver to the Agent an ALTA/ACSM Survey of the Project acceptable to the Agent.

1.18. Conversion of a Construction Advance. Subject to the terms of this Agreement, and provided that no Event of Default has occurred, on the Maturity Date of a Construction Note, the applicable Borrower may convert such Construction Note to a Construction Term Note upon the following terms and conditions precedent:

(1) delivery by Borrowers of a Construction Term Note duly executed by Borrowers in an amount equal to the outstanding principal balance on the Construction Note, but not to exceed the maximum amount of a Construction Term Note as provided for in this Agreement unless approved in writing by the Required Lenders;

(2) Borrowers have accomplished satisfactory delivery of all items under Section 7.2 below and this Article I;

(3) delivery of evidence of substantial completion of the Project in accordance with the approved plans and specifications, as determined by: (a) the Agent and the Inspecting Architect, (b) an As-Built, ALTA/ACSM Class A Urban Survey of the Project and appurtenant easements from a surveyor satisfactory to the Agent and the title company and certified to both of them; (c) issuance of a certificate of occupancy from the applicable governmental authority and (d) any endorsements to the applicable title policy required by the Agent;

(4) delivery of all other documentation required by the Agent, in the exercise of its reasonable judgment otherwise affecting the Project and the applicable Construction Term Note; and

(5) payment by Company to the Agent of all of the Agent’s costs and expenses relating to the closing of the Construction Term Note, including, but not limited to, attorneys’ fees and costs.

1.19. Accordion Feature.

(a) At any time prior to one Business Day before the Termination Date, Borrowers may request Lenders to effectuate a one-time increase in the aggregate Commitments (a “Commitment Increase”). Each Lender may, in its sole discretion, participate in such Commitment Increase (an “Increasing Lender”) or the Agent may locate one or more other banks or other financial institutions reasonably acceptable to the Agent to become a Lender under this Agreement (an “Additional Lender”) to participate in such Commitment Increase; provided, however, that (A) the aggregate amount of the Line of Credit may not exceed $40,000,000.00, and (B) all Commitments provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Commitments and Advances. Borrowers shall provide prompt notice of any proposed Commitment Increase to the Agent. Nothing in this Section 1.19 shall be construed to create any obligation on the Agent or any Lender to agree to or participate in any Commitment Increase requested by Borrowers, to advance or to commit to advance any credit to Borrowers in excess of its Commitment or to arrange for any other Person to advance or to commit to advance any credit to Borrowers.

(b) A Commitment Increase shall become effective upon (A) the receipt by the Agent of (1) an agreement in form and substance reasonably satisfactory to the Agent signed by Borrowers, each Increasing Lender and each Additional Lender, setting forth the Commitments of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (2) such evidence of appropriate authorization on the part of Borrowers with respect to such Commitment Increase as the Agent may reasonably request, and (B) receipt by the Agent of a certificate of an officer of each Borrower stating that, both before and after giving effect to such Commitment Increase, no Default or Event of Default has occurred and is continuing or would result from the Commitment Increase, and that all representations and warranties made by Borrowers in this Agreement and the other Loan Documents are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.

(c) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase, all calculations and payments of interest on the Advances shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

1.20. Conditions to Advances. In addition to the conditions precedent set forth above and in Article VII below, each request for an Advance will be deemed to constitute a representation by the Borrowers at the time of the request that no Event of Default (as defined in Article VI hereof) exists or is imminent and that the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true in all material respects on or as of the date of such request for a Loan.

1.21. Fees. In consideration for Lenders making the Loan available to Borrowers, Borrowers will jointly and severally pay to the Agent for the pro rata account of Lenders (i) a commitment fee equal to ten (10) basis points of the aggregate Commitments of the Lenders payable in full at the closing of this Agreement. In addition, Borrowers will jointly and severally pay the Agent for the account only of the Agent an annual agency fee equal to twelve and one half (121/2) basis points of the aggregate Commitments of the Lenders payable at the closing of this Agreement.

Additional commitment fees and agency fees which arise due to an increase in a Lender’s Commitment or the adding of a Lender and such added Lender’s Commitment shall also be due at the time such increased Commitment or additional Commitment becomes available to Borrowers for borrowing and shall be prorated based on the amount of the Commitment added by such Lender and the number of days remaining until the Termination Date.

ARTICLE II
Collateral

Payment of Borrowers’ obligations hereunder, under the Loan and under the Loan Documents shall be secured and/or supported by the following (hereinafter collectively referred to as the “Collateral”) until all such obligations are fully and finally paid and performed in full:

2.1. Personal Property. The Loan made pursuant to this Agreement and all other indebtedness arising hereunder or in connection herewith shall be collateralized and supported by a security interest, and each Borrower hereby grants to the Agent, a security interest in all of each Borrower’s respective assets associated with or located at a Hotel encumbered with a Mortgage to secure the Loan, including, but not limited to, each Borrower’s goods, equipment and inventory, now owned as well as any and all thereof that may hereafter be acquired by such Borrower, and in and to all cash and non-cash proceeds (including, without limitation, insurance proceeds), accessions, accessories and products thereof, and all of such Borrower’s accounts receivable, general intangibles, payment intangibles, software, chattel paper (whether tangible or electronic), deposit accounts, documents, investment property and instruments now owned or hereafter arising or acquired and all cash and non-cash proceeds thereof. Such security interest shall be further evidenced by a security agreement specific to the applicable Borrower’s assets located at the applicable Hotel in form and substance acceptable in all respects to the Agent (the “Security Agreement”). Each Borrower further agrees to authenticate to the Agent and hereby authorizes the Agent to file in all filing offices the Agent deems necessary, appropriate or desirable such financing statements, continuations, assignments or other instruments as may be requested by the Agent at any time and from time to time in order for the Agent to perfect the security interest in the aforementioned Collateral. Borrowers will each execute in favor of and deliver to the Agent a First Amended and Restated Security Agreement which will amend and restate any Security Agreement executed in connection with the Current Loan Agreement.

2.2. Real Property. Contemporaneously with the execution and delivery of a Term Note or Construction Note, the applicable Borrower will grant and execute in favor of the Agent a first priority Mortgage and assignment of rents and leases on the Hotel acquired or financed with the applicable Advance, with such Mortgage in form and substance acceptable to the Agent. Thereafter, such Mortgage and assignment of rents and leases shall secure the Loan.

2.3. Other Documents. Borrowers agree to furnish such information and to execute such other documents or undertake any other acts as may be reasonably necessary to attach, perfect and maintain the security interests and assignments contemplated by this Agreement, or as otherwise reasonably requested by the Agent from time to time.

ARTICLE III
Representations and Warranties

Each Borrower represents and warrants to Lenders (which representations and warranties will survive the delivery of the Notes and shall continue so long as any sums remain outstanding under the Loan, this Agreement or any other Loan Document or Lenders have any Commitments remaining) as follows:

3.1. Standing. Each Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Dakota. Each Borrower is duly qualified and is in good standing in every other jurisdiction where such qualification and good standing is required in order to conduct business in such jurisdiction. Each Borrower has the power and authority to own its property and to carry on its business.

3.2. Authority. Each Borrower has the full power and authority to execute and deliver this Agreement and the other Loan Documents, and the same constitute the binding and enforceable obligations of Borrowers in accordance with their terms. No consent or approval of the members or manager of either Borrower or any other Person, creditor, governmental department, agency or body is required as a condition to the effectiveness and validity of the Loan Documents. The execution of and performance by each Borrower of its obligations under the Loan Documents to which it is a party has been duly authorized by all appropriate and required limited liability company proceedings and action and will not violate, conflict with or contravene any provisions (i) of law or any regulation, order, writ, judgment, injunction, decree, permit, or license applicable to such Borrower or any of such Borrower’s property, or (ii) of such Borrower’s Articles of Organization, Operating Agreement or any members’ agreement or other governing or organizational agreement of such Borrower or such Borrower’s members.

3.3. Litigation. There are no actions, suits, arbitration proceedings or other proceedings of any nature pending or, to the knowledge of either Borrower, threatened, or any basis therefor, against or affecting either Borrower or any Collateral at law or in equity, in any court or before any governmental department or agency or arbitrator or arbitration panel, which may result in a Material Adverse Effect.

3.4. Conflicting Agreements. There are no provisions of any existing mortgage, indenture, deed of trust, trust deed, lease, contract or agreement of any nature binding on either Borrower or affecting the Collateral or either Borrower’s other property, which would conflict with or in any way prevent the execution, delivery, or performance of the terms of this Agreement and/or the Loan Documents. Neither Borrower is in default in any respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement or instrument to which it is a party.

3.5. Title and Liens. Each Borrower has good, valid and marketable title of record to its real, mixed and personal property (including, without limitation, the property constituting Collateral), all of which is owned free and clear of all mortgages, Liens, pledges, charges, attachments and other security interests and encumbrances of any nature, except for the Permitted Liens or as otherwise provided for in this Agreement or disclosed to and approved by Lenders in writing. In respect of leased property, the applicable Borrower has valid and enforceable leasehold interests therein.

3.6. Taxes. Each Borrower has filed all federal, state, local, and other tax and similar returns and has paid or provided for the payment of all taxes assessments and other governmental charges due thereunder through the date of this Agreement, including without limitation, all withholding, FICA and franchise taxes. No claims or Liens for unpaid taxes which are due have been asserted, claimed or threatened against either Borrower.

3.7. Financial Statements. Summit Hotel’s audited financial statements dated as of December 31, 2008 and internally-prepared interim financial statement dated June 30, 2009, copies of which have been furnished to Lenders, are complete and correct and fairly and accurately present the financial condition of each Borrower as of such date and the results of operations for the period covered by such statements. Since June 30, 2009, there has been no Material Adverse Effect or change with respect to either Borrower. Neither Borrower has any material liabilities, direct or contingent, except those disclosed in the foregoing financial statements or as otherwise disclosed to Lenders in writing. No information, exhibit or report furnished by either Borrower to Lenders or the Agent in connection with the Loan, this Agreement or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein incomplete or not materially misleading.

3.8. Other. All statements by either Borrower contained in any certificate, statement, document or other instrument or writing delivered by or on behalf of either Borrower at any time pursuant to this Agreement or the other Loan Documents shall constitute representations and warranties made by Borrowers hereunder. No representation or warranty of either Borrower contained in this Agreement or any other Loan Document, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to Lenders or the Agent by or on behalf of Borrowers contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading. To the best of each Borrower’s knowledge, all information material to the transactions contemplated in this Agreement has been expressly disclosed to Lenders in writing.

3.9. Regulation U. No part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose. If requested by the Agent, Borrowers will furnish to the Agent a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U to the foregoing effect.

3.10 ERISA.

(a) Definitions. The following terms shall have the following definitions:

(1) “Consolidated Entity” shall mean any corporation or other entity which owns at least 50% of the voting or control rights or interest or other ownership interest in either Borrower directly or indirectly in any manner, or in which at least 50% of the voting stock or other ownership interest in such corporation or other entity is owned by either Borrower directly or indirectly in any manner. If Borrowers have no Consolidated Entities, the provisions of this Agreement relating to Consolidated Entities shall be inapplicable without affecting the applicability of such provisions to Borrowers alone.

(2) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(3) “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(4) “Pension Event” shall mean, with respect to any Pension Plan, the occurrence of: (i) any prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; (ii) any Reportable Event; (iii) any complete or partial withdrawal, or proposed complete or partial withdrawal, of Borrowers or any Consolidated Entity from such Pension Plan; (iv) any complete or partial termination, or proposed complete or partial termination, of such Pension Plan; or (v) any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code.

(5) “Pension Plan” shall mean any pension plan, as defined in Section 3(2) of ERISA, which is a multi-employer plan or a single employer plan, as defined in Section 4001 of ERISA, and subject to Title IV of ERISA and which is (i) a plan maintained by either Borrower or any Consolidated Entity for employees or former employees of either Borrower or of any Consolidated Entity, (ii) a plan to which either Borrower or any Consolidated Entity contributes or is required to contribute, (iii) a plan to which either Borrower or any Consolidated Entity was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement or (iv) any other plan with respect to which either Borrower or any Consolidated Entity has incurred or may incur liability, including, without limitation, contingent liability, under Title IV of ERISA either to such plan or to the Pension Benefit Guaranty Corporation. For purposes of the definitions of the terms “Pension Event” and “Pension Plan”, each Borrower shall include any trade or business (whether or not incorporated) which, together with such Borrower or any Consolidated Entity, is deemed to be a single employer within the meaning of Section 4001(b)(1) of ERISA.

(6) “Reportable Event” shall mean any event described in Section 4043(b) of ERISA or in regulations issued thereunder with regard to a Pension Plan.

(b) ERISA Representations and Warranties. Each Borrower represents and warrants to Lenders that:

(1) No Pension Plan has been terminated, or partially terminated, or is insolvent, or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan;

(2) Neither Borrower nor any Consolidated Entity has withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which, if continued, would result in a complete or partial withdrawal;

(3) Neither Borrower nor any Consolidated Entity has incurred any withdrawal liability, including, without limitation, contingent withdrawal liability, to any Pension Plan, pursuant to Title IV of ERISA;

(4) Neither Borrower nor any Consolidated Entity has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due;

(5) No Reportable Event has occurred with regard to a Pension Plan;

(6) No Pension Plan or other “employee pension benefit plan”, as defined in Section 3(2) of ERISA, to which either Borrower or any Consolidated Entity is a party has an accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code;

(7) The present value of all benefits vested under any such Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits;

(8) Each Pension Plan and each other employee benefit plan as defined in Section 3(2) of ERISA, to which either Borrower or any Consolidated Entity is a party has received a favorable determination by the Internal Revenue Service with respect to qualification under Section 401(a) of the Internal Revenue Code;

(9) Each Pension Plan and each other employee benefit plan as defined in Section 3(2) of ERISA, to which either Borrower or any Consolidated Entity is a party is in substantial compliance with ERISA, and no such plan or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction defined or described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code; and

(10) Neither Borrower nor any Consolidated Entity has incurred any liability or a trustee or trust established pursuant to Section 4049 of ERISA or to a trustee appointed pursuant to Section 4042(b) or (c) of ERISA.

(c) ERISA Indemnity. In addition to any other transfer prohibitions set forth herein and in the other Loan Documents, and not in limitation thereof, neither Borrower shall assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Collateral, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any shareholder or member of either Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest in such Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan or the exercise of any of Lenders’ rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lenders being deemed in violation of any applicable provision of ERISA. Borrowers jointly and severally agree to indemnify and hold Lenders free and harmless from and against all loss, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages), and expenses Lenders may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in the Agent’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall survive repayment of the Loan.

3.11. Solvency. Each Borrower is and, after consummation of the transactions contemplated by this Agreement will be, Solvent. “Solvent” shall mean that, as of a particular date, (i) such Borrower is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (ii) such Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Borrower’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Borrower is engaged, (iii) the fair value of the property of such Borrower is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Borrower and (iv) the present fair salable value of the assets of such Borrower is not less than the amount that will be required to pay the probable liability of such Borrower on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

3.12. Compliance With Law. The business and operations of the Borrowers comply in all respects with all applicable federal, state, regional, county and local laws, including without limitation statutes, rules, regulations and ordinances relating to public health, safety or the environment or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), to exposure to toxic, hazardous, or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder, except where the failure to so comply (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
Financial and Affirmative Covenants

So long as this Agreement remains in effect, or as long as there is any principal or interest due under the Loan and Lenders have any Commitments remaining, unless the Required Lenders shall otherwise consent in writing, Borrowers will:

4.1. Financial Covenants. Summit Hotel shall maintain and comply with the following financial covenants:

(a). Debt Service Coverage Ratio. Summit Hotel shall maintain at all times, on a rolling four-quarter average (for Summit Hotel’s four most recent fiscal quarters then ended), a Debt Service Coverage Ratio of not less than 1.50:1.00. The first quarterly calculation and measurement of the Debt Service Coverage Ratio shall be September, 2009.

(b). Liquidity Covenant. Borrowers shall establish and maintain at all times while any Loan remains outstanding unencumbered cash balances in an amount not less than $4,000,000.00 on a consolidated basis, reserving for, but not limited to, the following: costs and expenses incurred in connection with capital improvements, repairs, replacements and capital expenditures to Hotels.

(c). Total Debt. The aggregate Total Debt outstanding at any one time of Borrowers, The Summit Group, Inc. and any other affiliates or subsidiaries of The Summit Group, Inc. and either Borrower shall not exceed $450,000,000.00.

4.2. Books and Records; Inspections. Maintain proper books and records and account for financial transactions in a manner consistent with the preparation of the financial statements referenced is Section 3.7, and permit the Agent’s officers and/or authorized representatives or accountants to visit and inspect Borrowers’ respective properties, examine their books and records, conduct audits of the Collateral and discuss their accounts and business with their respective officers, accountants and auditors, all at reasonable times upon reasonable notice. Borrowers will cooperate in arranging for such inspections and audits. Without the prior written consent of the Required Lenders, neither Borrower will change in any material way the accounting principles upon which the financial statements referenced in Section 3.7 were prepared and based except for changes made as a result of changes in or to generally accepted accounting principles.

4.3. Financial Reporting. Deliver to the Agent financial information in such form and detail and at such times as are satisfactory to the Agent, including, without limitation:

(a) Summit Hotel’s year end financial statements (to include, but not be limited to, balance sheet, income statement, and net worth reconciliation, each setting forth in comparative form figures for the preceding fiscal year of Summit Hotel), audited by a certified public accounting firm selected and approved by the Audit Committee of Summit Hotel as soon as available and in any event within one hundred twenty (120) days after the end of each of Summit Hotel’s respective fiscal years;

(b) Summit Hotel’s interim quarterly financial statements (to include its unaudited balance sheet as of the end of each such period and the related unaudited statements of income, and statement of changes in financial position for such period and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year) as soon as available, but in any event within twenty (20) days after the end of each quarter, signed and certified correct by the Chief Financial Officer or equivalent of Summit Hotel (subject to normal year-end adjustments);

(c) a quarterly certificate of the chief financial officer of Summit Hotel substantially in the form of Schedule 4.3(c) attached hereto and incorporated herein by reference, (i) demonstrating compliance with the financial covenants contained in Section 4.1 by calculation thereof as of the end of each such fiscal period, (ii) stating that no Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action such Borrower proposes to take with respect thereto and (iii) certifying that all of the representations and warranties made by such Borrower in this Agreement and/or in any other Loan Document are true and correct in all material respects on and as of such date as if made on and as of such date, within twenty-five (25) days after the end of each quarter; and

(d) Such other financial information concerning Borrowers as the Agent may require from time to time.

All financial statements required hereunder shall be complete and correct in all respects and shall be prepared in reasonable detail (consistent with the financial statements referred to in Subsection 3.7.) and applied consistently throughout the periods reflected therein.

4.4. Payment of Debts, Taxes and Claims. Promptly pay and discharge prior to delinquency all debts, accounts, liabilities, taxes, assessments and other governmental charges or levies imposed upon, or due from, either Borrower, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon any of a Borrower’s property, except that nothing herein contained shall be interpreted to require the payment of any such debt, account, liability, tax, assessment or charge so long as its validity is being contested in good faith by appropriate legal proceedings and against which, if requested by the Agent or required by generally accepted accounting principles, reserves satisfactory to and deposited with the Agent have been made therefor. Any such reserves will constitute additional Collateral and Borrowers hereby grant the Agent a first priority security interest in such reserves.

4.5. Insurance. Each Borrower will purchase, pay for in advance, and at all times maintain insurance including but not limited to: (i) fire, windstorm and other hazards, casualties and contingencies covered by the “all-risk” form of insurance; (ii) public liability; (iii) workers’ compensation and (iv) property damage as is customarily maintained by similar businesses and/or as the Agent from time to time requires. In addition, if a Hotel is located in flood hazard area, the applicable Borrower will obtain and maintain appropriate flood insurance as is acceptable to the Agent. The amounts, limits, forms, deductibles, contents and issuer of said policies shall be subject to the Agent’s reasonable approval. The Agent, as Collateral Agent for Lenders, shall be named as an additional insured as its interest shall appear and each of said policies covering the Collateral shall contain a loss payable clause, and any proceeds of such insurance in excess of $100,000.00 shall be either (in the discretion of the Required Lenders) (i) payable to the Collateral Agent for application to the Loan and any other sums owing under this Agreement or any other Loan Document in a manner and priority to be determined by the Required Lenders in their sole discretion or (ii) if consented to by the Required Lenders, used for restoration or repair with such proceeds disbursed by the Agent in accordance with procedures established by the Agent. All such insurance shall provide for noncancellation without at least thirty (30) days prior written notice to the Agent and shall contain provisions protecting the Collateral Agent’s interests whether or not any acts by either Borrower or others should result in loss of coverage under such policies. The originals, certified copies or certificates of such policies, and renewals evidencing the insurance required hereunder shall be delivered to the Agent, and such insurance shall be maintained in full force and effect at all times during the period of this Agreement and while any indebtedness under the Loan remains outstanding.

In the event either Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Lenders, without waiving or releasing any obligation or default by Borrowers hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which the Required Lenders deem advisable. All sums so disbursed by Lenders, including, without limitation, reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of Borrowers’ obligations and indebtedness hereunder, secured by the Collateral and payable jointly and severally by Borrowers to the Agent on demand. UNLESS BORROWERS PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED UNDER THIS AGREEMENT AND/OR ANY OTHER LOAN DOCUMENT, LENDERS MAY PURCHASE INSURANCE AT THE BORROWERS’ JOINT AND SEVERAL EXPENSE TO PROTECT LENDERS’ INTEREST IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWERS’ RESPECTIVE INTERESTS. THE COVERAGE THAT LENDERS PURCHASE MAY NOT PAY ANY CLAIM THAT A BORROWER MAY MAKE OR ANY CLAIM THAT IS MADE AGAINST A BORROWER IN CONNECTION WITH THE COLLATERAL. BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY LENDERS, BUT ONLY AFTER PROVIDING EVIDENCE THAT BORROWERS HAVE EACH OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. IF LENDERS PURCHASE INSURANCE FOR THE COLLATERAL, BORROWERS WILL BE JOINTLY AND SEVERALLY RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES LENDERS MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE BORROWERS’ OBLIGATIONS HEREUNDER AND SHALL BE SECURED BY THE COLLATERAL. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWERS MAY BE ABLE TO OBTAIN ON THEIR OWN.

4.6. Property Maintenance. Keep their respective properties in good repair, working order, and condition and from time to time make any needful and proper repairs, renewals, replacements, extensions, additions, and improvements thereto so that the business of Borrowers will be conducted at all times in accordance with prudent business management.

4.7. Existence; Compliance With Laws. Take or cause to be taken such action as from time to time may be necessary to preserve and maintain their respective existence in their jurisdiction of organization and qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required and use due diligence to comply with all statutes, laws, codes, rules, regulations and orders applicable or pertaining to the business or property of Borrowers, or any part thereof, and with all other lawful government requirements relating to their respective business and property. Each Borrower will continue to engage in the same lines of business in which it is presently engaged.

4.8. Litigation; Adverse Events. Promptly inform the Agent of the commencement of any action, suit, proceeding, arbitration, mediation or investigation against either Borrower, or the making of any counterclaim against either Borrower, which could be reasonably expected to have a Material Adverse Effect, and promptly inform the Agent of all Liens against any of either Borrower’s property, other than Permitted Liens, which could be reasonably expected to have a Material Adverse Effect, and promptly advise the Agent in writing of any other condition, event or act which comes to either of their attention that could be reasonably expected to have a Material Adverse Effect or might materially prejudice Lenders’ rights under this Agreement or the Loan Documents.

4.9. Notification. Notify the Agent immediately if either of them becomes aware of the occurrence of any Event of Default (as defined under Article VI hereof) or of any fact, condition, or event that, only with the giving of notice or passage of time or both, would become an Event of Default, or if either of them becomes aware of a material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations, or the failure of either Borrower to observe any of its undertakings under the Loan Documents. Borrowers shall also notify the Agent in writing of any default under any other indenture, agreement, contract, lease or other instrument to which either Borrower is a party or under which either Borrower is obligated, and of any acceleration of the maturity of any material indebtedness of either Borrower which default or acceleration could be reasonably expected to have a Material Adverse Effect, and Borrowers shall take all steps necessary to remedy promptly any such default, to protect against any such adverse claim, to defend any such proceeding and to resolve all such controversies.

4.10. Inspections. Each Borrower shall allow the Agent, its employees, officers, agents and representatives, at reasonable intervals and during normal business hours, to inspect such Borrower’s operations, books and records, financial books and records (including the right to make copies thereof) and to discuss such Borrower’s affairs, finances and accounts with such Borrower’s managers, principal officers and independent public accountants. Each Borrower shall permit the Agent, and will cooperate with the Agent in arranging for, inspections at reasonable intervals of such Borrower’s facilities and audits of the Collateral. Each Borrower acknowledges that any reports and inspections conducted or generated by the Agent or its agents or representatives, shall be made for the sole benefit of Lenders and not for the benefit of Borrowers or any third party, and Lenders do not assume any liability, responsibility or obligation to Borrowers or any third party by reason of such inspections or reports. The reasonable cost of any audits or inspections made by Lenders shall be paid or reimbursed jointly and severally by Borrowers.

4.11. Conduct of Business. Continue to engage in an efficient and economical manner in the business currently conducted by Borrowers on the date of this Agreement.

ARTICLE V
Negative Covenants

So long as this Agreement remains in effect, or as long as there is any principal or interest due under the Loan, this Agreement or any of the other Loan Documents or any Commitments remain outstanding, neither Borrower shall, without the prior written consent of the Required Lenders:

5.1. Liens. Create, incur, assume or suffer to exist any Lien or other encumbrance upon any of its respective personal properties or assets, whether now owned or hereafter acquired, except such security interests, mortgages, pledges, liens or other encumbrances (each, a “Permitted Lien):

(a) created or granted by such Borrower under or pursuant to this Agreement or the other Loan Documents;

(b) created or granted by such Borrower to Lenders under the Current Loan Agreement and securing indebtedness arising thereunder;

(c) securing debt allowed in Section 5.4 below incurred in the ordinary course of such Borrower’s business, consistent with current practices;

(d) Liens for taxes, assessments or governmental charges or levies to the extent not delinquent or that are being diligently contested in good faith by appropriate proceedings and for which such Borrower has set aside adequate reserves in accordance with generally accepted accounting principles;

(e) cash pledges or deposits to secure (A) obligations under workmen’s compensation laws or similar legislation, (B) public or statutory obligations of such Borrower, (C) bids, trade contracts, surety and appeal bonds, performance bonds, letters of credit and other obligations of a similar nature incurred in or necessary to the ordinary course of such Borrower’s business;

(f) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations which are not overdue by more than 60 days or which have been fully bonded or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with generally accepted accounting principles;

(g) purchase money Liens or purchase money security interests upon or in property acquired or held by such Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens or security interests, or Liens or security interests existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien or security interest shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien or security interest being extended, renewed or replaced, and provided, further, that the aggregate principal amount of indebtedness at any one time outstanding secured by Liens permitted by this clause (g) shall not exceed $75,000.00 per Hotel;

(h) easements, rights-of-way, zoning and other similar restrictions and encumbrances, which do not (individually or in the aggregate) materially detract from the use of the property to which they attach by Borrowers;

(i) liens disclosed in Schedule 3.5 attached to this Agreement and incorporated herein by reference; and

(j) mortgages or deeds of trust securing permanent financing on Borrowers’ Hotels which are not Collateral for the Loan.

5.2. Fundamental Changes. Wind up, liquidate, or dissolve; reorganize, merge or consolidate with or into another entity, or sell, transfer, convey or lease all, substantially all or any material part of its property, to another Person other than sale of such Borrower’s inventory in the ordinary course of business; sell or assign any accounts receivable; purchase or otherwise acquire all or substantially all of the assets of any corporation, partnership, limited liability company or other entity, or any shares or similar equity interest in any other entity if such entity is in a business unrelated to the business of such Borrower.

5.3. Conduct of Business. Materially alter the character in which it conducts its business or the nature of such business conducted at the date hereof.

5.4. Debt. Create, incur, assume or suffer to exist any direct or indirect indebtedness, except the following (“Permitted Debt”):

(a) Indebtedness under or pursuant to this Agreement or the other Loan Documents;

(b) Accounts payable to trade creditors for goods or services which are not aged more than the later of (i) ninety (90) days from the billing date, or (ii) ten (10) days from the due date, or (iii) the “special payment date” offered to such Borrower from time to time by a particular trade creditors, and current operating liabilities (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings;

(c) Indebtedness to First National under that certain First Amended and Restated Loan Agreement dated on or about August 31, 2009 in the maximum principal amount of $35,000,000.00, as such First Amended and Restated Loan Agreement may be amended or restated;

(d) Indebtedness to the Lenders party to the Current Loan Agreement;

(e) Indebtedness to Fortress Credit Corp. in an amount not to exceed $99,700,000.00 under that certain Loan Agreement between Fortress Credit Corp. and Summit Hotel (the “Fortress Debt”); and

(f) The indebtedness described in Borrowers’ or Borrowers parent’s quarterly filings with the Securities Exchange Commission so long as such indebtedness does not exceed Total Debt.

5.5. Investments. Acquire for investment purposes, investments that would not qualify as “customary and prudent investments”, consistent with the current investment practices of such Borrower.

5.6. Loans. Directly or indirectly loan amounts to or guarantee or otherwise become contingently liable for the debts of any Person, including, but not limited to an affiliate (other than a wholly owned affiliate), subsidiary, parent of such Borrower, or any shareholder, officer or employee thereof; or of any officer, employee, manager or member of such Borrower or to any entity controlled by any such entity, officer, manager, member, shareholder or employee, provided, however, that Summit Hotel may make loans to Summit Hotel’s employees in an amount not to exceed $50,000 in the aggregate at any time outstanding.

5.7. Executive Management. Unless the Required Lenders otherwise consent in writing, Kerry W. Boekelheide shall remain each Borrower’s operations manager and the President of The Summit Group, Inc., and The Summit Group, Inc. shall be the property manager of each Hotel pursuant to each Borrower’s Operating Agreement.

5.8 Transactions With Affiliates. Enter into, or cause, suffer or permit to exist, any arrangement or contract with any of its affiliates or subsidiaries, in each case unless such arrangement or contract (i) is otherwise permitted by this Agreement, (ii) is in the ordinary course of business of such Borrower or such affiliate or subsidiary, as the case may be, and (iii) is on terms no less favorable to such Borrower or such affiliate or subsidiary than if such arrangement or contract had been negotiated in good faith on an arm’s-length basis with a Person that is not an affiliate or subsidiary of such Borrower.

5.9. Refinance/Special Loans. Neither Borrower shall refinance any Property where the principal amount of the debt exceeds seventy percent (70%) of the Appraised Value of such Property. Any loan proceeds from the refinancing of debt on Property in excess of the payoff balance of such debt (“Takeout Equity”) shall not be distributed to such Borrower’s members, officers, investors, affiliates or any other related entity if before or after giving effect to such distribution all such distributions of Takeout Equity in the aggregate in any fiscal year of such Borrower exceeds fifteen percent (15%) of such Borrower’s Tangible Net Worth (measured at the time of such distribution). In addition, without the prior written consent of the Required Lenders, there shall not be Special Loans outstanding at any time in the aggregate principal amount in excess of 25% of the aggregate Commitments. The term Special Loans shall mean a Loan where the original principal amount of such Loan exceeded 100% of the purchase price of the Hotel securing such Loan.

ARTICLE VI
Events of Default

6.1. Events of Default. The occurrence of any one or more of the following events shall constitute a default by Borrowers under this Agreement (“Event of Default”):

(a) The non-payment, when due, whether by demand, acceleration or otherwise, of any principal and/or interest payment, fee, expense or other obligation for the payment of money under the Loan or under any other Loan Document and the same remains unpaid for a period of ten (10) days after written notice from the Agent to Borrowers of such failure; or

(b) A breach by either Borrower or the occurrence of an event of default under any loan agreement, promissory note, security agreement or other agreement, lease, contract or document to which such Borrower is a party or under which it is bound, including, but not limited to, the Fortress Debt and the indebtedness under the First Amended and Restated Loan Agreement referenced in Section 5.4(c) above, directly or contingently, beyond any applicable grace or notice and cure period unless such Borrower is contesting such failure in good faith through appropriate proceedings, and if requested by the Required Lenders or required by generally accepted accounting principles, such Borrower has bonded, reserved or otherwise provided for payment of such indebtedness; or

(c) A breach by either Borrower in the performance or observance of any term, covenant or provision contained in Sections 4.1, 4.4, 4.5, 4.7, 4.9, 5.1, 5.2, 5.3, 5.4, 5.7 or 5.9 of this Agreement and the same remains unperformed or is not cured within a period of ten (10) days after written notice from the Agent to Borrowers of such failure; or

(d) A breach by either Borrower in the performance or observance of any agreement, term, covenant or condition contained in this Agreement (other than (a) or (c) above) or in the other Loan Documents and such failure shall not have been remedied within a period of thirty (30) days after written notice is given by the Agent to Borrowers; or

(e) Any information, representation or warranty made herein, in the Loan Documents or in any other writing furnished to Lenders in connection with the Loan, this Agreement or any other Loan Document both before and after the execution hereof, shall be or become incomplete, misleading or false in any material respect, or if any certificate, statement, representation, warranty or audit furnished by or on behalf of the Borrowers in connection with this Agreement or any other Loan Document, including those contained or in or attached to this Agreement or any other Loan Document, or as an inducement by the Borrowers to enter into, modify, extend, or renew this Agreement, shall prove to be false in any material respect, or if the Borrowers shall have omitted the listing of a substantial contingent or unliquidated liability or claim against either Borrower or, if on the date of execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed by the Borrowers to the Lenders prior to the time of execution; or

(f) Either Borrower shall (i) fail to pay any indebtedness for borrowed money, including but not limited to the Fortress Debt and the First Amended and Restated Loan Agreement referenced in Section 5.4(c) above, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after any applicable grace or notice and cure period, unless such Borrower is contesting such failure in good faith through appropriate proceedings, and if requested by the Required Lenders or required by generally accepted accounting principles, such Borrower has bonded, reserved or otherwise provided for payment of such indebtedness; or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure is to permit the acceleration of the maturity of such indebtedness;

(g) Either Borrower shall (i) generally not pay, or be unable to pay, or admit in writing its inability to pay its debts as such debts become due; or (ii) makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver, or trustee for it, any Collateral or for a substantial part of its assets; or (iii) commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) has any such bankruptcy, reorganization, dissolution, composition or readjustment of debt petition or application filed or any such proceeding commenced against it which is not discharged within thirty (30) days; or (v) takes any action indicating consent to, approval of, or acquiescence in any such proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its assets and properties; or (vi) suffers any judgment, writ of attachment, execution or similar process to be issued or levied against all or a substantial part of its property or assets which is not released, stayed or bonded within thirty (30) days and which would be reasonably expected to have a Material Adverse Effect; or

(h) The occurrence of any Event of Default (as defined in the Current Loan Agreement) under any Advance or other indebtedness which arose under the Current Loan Agreement and remains outstanding beyond any applicable grace or notice and cure period provided for such Event of Default in the Current Loan Agreement; or

(i) This Agreement or any of the Loan Documents shall cease for any reason to be in full force and effect, or either Borrower shall so assert in writing, or the security interests created by the Loan Documents shall cease to be enforceable or shall not have the priority purported to be created thereby or either Borrower shall so assert in writing; or

(j) There shall occur the loss, theft, substantial damage to or destruction of any portion of the Collateral not fully covered by insurance, which by itself or with other such losses, thefts, damage or destruction of Collateral, has a Material Adverse Effect or there shall occur the exercise of the right of condemnation or eminent domain for any portion of the Collateral which by itself or with other such exercises of the right of condemnation or eminent domain has a Material Adverse Effect; or

(k) Either Borrower transfers, sells, assigns, or conveys all or such part of its assets or property which could be reasonably expected to have a Material Adverse Effect other than in the ordinary course of such Borrower’s business consistent with past practices without the prior written consent of the Required Lenders; or

(l) Any license, permit or other approval required in the operation of either Borrower’s business is terminated, suspended or revoked for any reason or expires.

6.2. Remedies. Upon the occurrence of an Event of Default beyond any applicable notice and cure period, the sums payable under the Loan (as well as any other indebtedness of either Borrower to Lenders) then outstanding, shall become forthwith due and payable in full, together with interest thereon, and Lenders shall have no obligation to make any further Advances. The Agent may resort to any and all Collateral, security and to any remedy existing at law or in equity for the collection of all outstanding indebtedness and the enforcement of the covenants and provisions of the Loan Documents against the Borrowers. The Agent’s resort to any remedy or Collateral shall not prevent the concurrent and/or subsequent employment of any joint or several remedy or claim against either Borrower. The Agent may rescind any acceleration of the Loan without in any way waiving or affecting its right to accelerate the Loan in the future. Acceptance of partial payment or partial performance shall not in any way affect or rescind any acceleration of the Loan made by the Agent. Any collections or payments made after the Agent commences collection efforts shall, after payment of all expenses relating thereto, be applied (i) first to interest and principal on the Loan, and (ii) next to any indebtedness owing to the Agent under any cash management or deposit account relationships with the Borrower, in each case as described in clauses (i) above all shared by the Lenders ratably in accordance with their Commitments.

6.3. Waiver. Any waiver of an Event of Default by the Required Lenders shall not extend to or affect any subsequent Event of Default, whether it be the same Event of Default or not, or impair any right consequent thereon. No failure or delay or discontinuance on the part of the Agent or the Lenders in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power thereunder or be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy. All remedies herein and by law afforded will be cumulative and will be available to the Agent and the Lenders until the debt of the Borrowers hereunder is fully and indefeasibly paid.

6.4. Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Note is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) relating or attributable to or associated with a Hotel and any other indebtedness at any time held or owing by the Lender or that subsequent holder to or for the credit or the account of either Borrower whether or not matured, against and on account of the obligations and liabilities of the Borrowers to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature of description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loan and other amounts due hereunder shall have become due and payable pursuant to Section 6.2 and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Agent agrees to notify Borrowers in writing after any such set-off and application made by Lenders; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE VII
Conditions Precedent

7.1. Conditions Precedent to Closing. As a condition precedent to Closing, Borrowers shall have delivered to the Agent the following documents:

(a) This Agreement duly executed by the authorized manager(s) of Borrowers;

(b) The Amended and Restated Security Agreements duly executed by authorized manager(s) of Borrowers;

(c) A Secretary’s Certificate or equivalent with certified copies of the Articles of Organization and Operating Agreement of each Borrower and an appropriate resolution or authority of each Borrower duly authorizing the execution and delivery of the Loan Documents and Borrowers’ performance hereunder and thereunder;

(d) Each Borrower shall have delivered to the Agent a certificate of good standing dated not more than thirty (30) days prior to the date of this Agreement from the South Dakota Secretary of State;

(e) Any other documents, instruments and reports as the Agent shall reasonably request; and

(f) The payment by Borrowers of all the Agent’s fees and expenses relating to the underwriting, approving, due diligence, documenting, securing, negotiating and closing the Loan, including, but not limited to, the payment of the Agent’s reasonable attorneys’ fees and costs.

7.2. Conditions Precedent to Advances. In addition to, but not in duplication of, the conditions to Construction Advances set forth above, Lenders shall have no obligation to fund an Advance until the requesting Borrower provides the Agent with or satisfies all of the following requirements and the Agent approves such requirements:

(a) Such Borrower identifies to Lenders the Hotel being acquired or financed by such Borrower by Franchise and address;

(b) Such Borrower provides the Agent with the Project Costs of the Hotel being acquired or financed;

(c) Such Borrower provides the Agent with an MAI Appraisal Report of the Hotel being acquired or financed meeting FIRREA guidelines and otherwise in form acceptable to the Agent which establishes the fair market value of such Hotel;

(d) Such Borrower will deliver to the Agent, as Collateral Agent, a lender’s title policy in form and substance satisfactory to the Agent and issued by a title company acceptable to the Agent. Such title policy shall insure in the amount of the applicable Advance that the Mortgage is a valid and subsisting first priority lien on the Hotel and Property securing the Loan, subject only to exceptions acceptable to the Agent, and containing such endorsements required by the Agent;

(e) a duly certified ALTA/ACSM urban class survey showing the boundaries of the Hotel the securing the Loan and all improvements thereon, with flood zone and wetlands certification, and showing the location of all encroachments, easements and other matters affecting such Hotel and Property required to be shown in an ALTA urban class survey, with such survey in form and substance satisfactory to the Agent;

(f) A Phase I environmental site assessment of the Hotel securing the Loan meeting then current ASTM Standards and otherwise in form and scope satisfactory to the Agent and such other or further reports or studies of such Hotel as may be reasonably required by the Agent, performed by an environmental consultant or engineer acceptable to the Agent, which establishes the environmental condition of such Hotel and Property as satisfactory to the Agent;

(g) Evidence satisfactory to the Agent that all installments of general real estate taxes, special assessments and other levies against the Hotel securing the Loan have been paid in full;

(h) Along with the applicable Note evidencing such Advance, such Borrower will execute in favor of and deliver to the Collateral Agent a Mortgage and assignment of rents and leases encumbering the Hotel and Collateral and constituting a valid and perfected first lien on the Hotel and Collateral and a certificate of insurance naming the Collateral Agent as loss payee on the casualty insurance policy covering such Hotel and Collateral under a standard mortgagee clause;

(i) A Security Agreement duly executed by an authorized officer(s) of such Borrower, together with (i) originals of the financing statements for filing under the Uniform Commercial Code in all jurisdictions necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Collateral Agent in the Personal Property Collateral described in Article II above on the specific Hotel created by the Security Agreement; and (ii) originals of termination statements relating to any prior financing statements of record, for filing under the Uniform Commercial Code in all jurisdictions where such prior financing statements are filed of record;

(j) a certificate of good standing from the Secretary of State in which the applicable Hotel is located evidencing the applicable Borrower’s authority to conduct business in such state;

(k) a Federal Emergency Management Agency Standard Agency Flood Hazard Determination Certificate covering the Hotel securing the Loan; and

(l) Such other matters and requirements as the Agent may reasonably require in connection with its due diligence and underwriting of a particular Hotel securing such Loan.

ARTICLE VIII
Miscellaneous

8.1. Amendments. Any provision of this Agreement and/or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (i) the Borrowers (ii) the Required Lenders, and (iii) the Agent; provided that:

(a) no increase in the Commitment of any Lender may be made without the written consent of such Lender, and no extension of the Termination Date will be binding on a Lender without the written consent of such Lender;

(b) no reduction in the rate of interest or fees on the Loan will be made without the written consent of each Lender;

(c) no postponement of the scheduled date of payment of the principal or interest amount of the Loan, or any fees payable hereunder, or reduction of the amount of, waiver or excuse of any such payment, will be made without the written consent of each Lender;

(d) no change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, may be made without the written consent of each Lender; or

(e) no release of any Collateral for the Loan prior to the time the Loan is indefeasibly paid in full and the Lenders’ commitment to make Advances has terminated may be made without the written consent of each Lender.

8.2. Expenses. The Borrowers jointly and severally agree to pay the reasonable attorneys fees and disbursements of the Agent in connection with the preparation and execution of the Loan Documents, and any amendments, waivers or consents related thereto, whether or not the transactions contemplated herein are consummated, and all reasonable recording, filing, title insurance or other fees, costs and taxes incident to perfecting a Lien upon the Collateral. The Borrowers further jointly and severally agree to pay the reasonable attorney’s fees and disbursements of the Agent in connection with the enforcement of the Loan Documents and to indemnify each Lender and the Agent and any security trustee and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Advance except as may arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrowers upon demand by the Agent, at any time shall reimburse each such indemnified party for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of such indemnified party. Sums due by the Borrowers under this Section shall bear interest at the highest rate of interest provided for under this Agreement.

8.3. Delay; Waiver. Any waiver of an Event of Default by the Agent or Required Lenders shall not extend to or affect any subsequent default, whether it be the same Event of Default or not, nor impair any right consequent thereon. No failure or delay on the part of the Agent in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement or of any instrument executed hereunder or pursuant hereto or consent to any departure by Borrowers therefrom shall be effective unless the same shall be in writing, signed by an officer of the Agent and each Required Lender, and then only to the extent specified. All rights and remedies of Lenders herein and by law afforded will be cumulative and will be available to Lenders until the indebtedness of Borrower under the Loan Documents is indefeasibly paid in full and no Commitments remain outstanding.

8.4. Notices. Any notice, request, authorization, approval or consent made hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, and shall be deemed given when delivered or postmarked and mailed postage prepaid to the following addresses or when sent by facsimile which confirms receipt to the following facsimile numbers:

If to the Agent:	First National Bank of Omaha 1620 Dodge Street Stop 1050 Omaha, Nebraska 68197 Attn: Marc T. Wisdom Facsimile: (402) 633-3519
With a copy to:	Stinson Morrison Hecker LLP 1299 Farnam Street Suite 1501 Omaha, Nebraska 68102 Attn: James M. Pfeffer Facsimile: (402) 829-8731
If to Borrowers:	Summit Hotel Properties, LLC

2701 South Minnesota Avenue

Suite 6

Sioux Falls, South Dakota 57105

Attn: Hulyn Farr

Facsimile: (605) 362-9388

The Agent and Borrowers may designate a change of address by notice given in accordance with the provisions of this Subsection at least five (5) days before such change is to become effective.

8.5. Transfer or Assignment. This Agreement shall extend to and be binding upon the successors and assigns of the parties hereto; provided, however, that neither Borrower may assign or transfer its rights or obligations hereunder without the prior written consent of Lenders, and any such assignment or transfer without such consent shall be void. Lenders may assign their Commitments or sell participations in the Loan with the prior written consent of the Agent but without notice to Borrowers.

8.6. Construction of Agreement. The titles and headings of the Subsections and paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such Subsections and paragraphs and shall not be given any consideration in the construction of this Agreement.

8.7. Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska, exclusive of its choice of laws rules. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of Nebraska in Douglas County, or of the United States for the District of Nebraska, and, by execution and delivery of this Agreement, Borrowers hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Borrowers further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 8.4, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against Borrowers in any other jurisdiction. Borrowers hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. THE AGENT, LENDERS AND BORROWERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8. Sharing of Setoffs. Each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to any Loan which is greater than the proportion received by any other Lender in respect of the aggregate amount of all principal and interest owing with respect to such Loan, the provisions of Section 1.6 above will apply. The Borrowers agree, to the fullest extent they may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrowers in the amount of such participation. No right or action of any Lender under this Section with regard to enforcing sharing of setoffs shall result in any setoff being applied at less than the full amount thereof to the indebtedness of the Borrowers to any one or more Lenders.

8.9. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby. All of the terms of the other Loan Documents are incorporated in and made part of this Agreement by reference; provided, however, that to the extent of any direct conflict between this Agreement and such other Loan Documents, this Agreement shall prevail and govern.

8.10. Execution in Counterparts; Faxes. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Agreement and any of the other Loan Documents may be validly executed and delivered by fax or other electronic means and by use of multiple counterpart signature pages.

8.11. Amended and Restated Credit Facility; Liens Unimpaired. This Agreement amends, restates and replaces the Current Credit Agreement in its entirety. It is the intention and understanding of the parties that (a) this Agreement shall act as a refinancing of the debt and other obligations evidenced by the Current Credit Agreement and that this Agreement shall not act as a novation of such debt and other obligations, (b) all Liens securing the obligations evidenced by the Current Credit Agreement shall remain in full force and effect and shall secure the Loan and all other obligations of the Borrowers to the Lenders now or hereafter evidenced by or incurred under this Agreement or any of the other Loan Documents, and (c) the priority of all Liens securing the obligations evidenced by the Current Credit Agreement (including, without limitation, all such Liens granted to or for the benefit of the Collateral Agent referred to in the Current Credit Agreement and/or any of the Lenders thereunder who are Lenders under this Agreement) shall not be impaired by the execution, delivery or performance of this Agreement or the other Loan Documents. Without limiting the foregoing, the parties agree that all security documents pursuant to which the Agent (including, without limitation, the Collateral Agent referred to in the Current Credit Agreement) has been granted a Lien on any existing or future property of the Borrowers, and all other Loan Documents referred to in the Current Credit Agreement, shall in each case remain in full force and effect except as amended hereby or by any of the other Loan Documents referred to in this Agreement.

8.12. Exclusion of Consequential and Special Damages. Notwithstanding anything to the contrary in this Agreement, neither the Agent nor any Lender will be liable for, nor will any measure of damages against them include, under any theory of liability (whether legal, strict or equitable), any indirect, consequential, incidental, special or punitive damages or amounts for business interruption, loss of income, revenue, profits or savings arising out of or relating to their performance or non-performance under this Agreement or any Loan Document, and the Borrowers hereby waive any right to pursue or recover any of the foregoing damages.

8.13. USA Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Act.

ARTICLE IX
Agent

9.1 Authorization and Action.

(a) The Lenders from time to time a party hereto hereby irrevocably appoint First National as the Agent and authorize the Agent to take such actions on their behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) The Agent shall have the same rights and powers in its capacity as a Lender as the other Lenders and may exercise the same as though it were not the Agent, and the Agent and the Agent’s affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrowers or any of their subsidiaries or affiliate as if it were not the Agent hereunder. The term “Lender” as used in this Agreement and the other Loan Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Lender.

(c) The Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders, and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of Borrowers’ subsidiaries or affiliates that is communicated to or obtained by the Agent or any of the Agent’s affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of the Agent’s own gross negligence or willful misconduct. The Agent will not be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to the Agent by Borrowers or the other Lenders. Upon the occurrence of an Event of Default, the Agent shall take such action with respect to the enforcement of the Liens on the Collateral under the Loan Documents and the preservation and protection thereof as it shall be directed to take by the Required Lenders, but unless and until the Required Lenders have given such direction the Agent shall take or refrain from taking such actions as it reasonably deems appropriate. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it shall be first indemnified to its reasonable satisfaction by the Lenders (other than the Agent in its capacity as a Lender) against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. In all cases in which this Agreement and the other Loan Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder. The Agent will not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article VII or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d) The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective affiliates and subsidiaries. The exculpatory provisions of the preceding subsections of this Section 9.1 shall apply to any such sub-agent and to the affiliates and subsidiaries of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the administration of the credit facilities provided for herein as well as activities as the Agent.

(f) Subject to the appointment and acceptance of a successor Agent as provided in this subsection (f), the Agent may resign at any time as Agent by notifying the other Lenders and Borrowers. Upon any such resignation, Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Lenders other than the Agent and such successor shall not have accepted such appointment within 30 days after the Agent gives notice of its resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a Lender or an affiliate of a Lender. Upon the appointment of a successor Agent as the Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and such retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective affiliates and subsidiaries in respect of any actions taken or omitted to be taken by any of them while it was acting as the Agent.

(g) Each Lender acknowledges that it has independently and without reliance upon the Agent or First National and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon First National or the Agent and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. It is the responsibility of each Lender to keep itself informed as the creditworthiness of the Borrowers and the value of the Collateral, and the Agent shall have no liability to any Lender with respect thereto.

(h) Each Lender agrees to reimburse the Agent for all out-of-pocket costs and expenses suffered or incurred by the Agent or any security trustee in performing its duties under this Agreement and under the other Loan Documents or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby (except to the extent that such costs and expenses arise out of the Agent’s or such security trustee’s gross negligence or willful misconduct), to the extent that the Agent is not promptly reimbursed for the same by the Borrowers, or out of the Collateral, all such costs and expenses shall be borne by the Lenders ratably in accordance with their respective Percentages.

9.2. Indemnification. Each Lender other than the Agent agrees to indemnify the Agent (to the extent not reimbursed by Borrowers), ratably according to the respective Percentage of the Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under this Agreement or any other Loan Document, provided that each Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct in connection with the Agent’s acts or omissions with respect to this Agreement and the Loan Documents. Without limitation of the foregoing, each Lender other than the Agent agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that the Agent is not reimbursed for such expenses by Borrowers.

ARTICLE X
Yield Protection

10.1. Yield Protection. (a) Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof (any such introduction, change, guideline or request being referred to herein as a “Regulatory Change”), there shall be reasonably incurred any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances accruing interest at the LIBOR Rate, then Borrowers shall from time to time, upon demand by the Agent, jointly and severally pay to the Agent for the account of such Lenders, additional amounts sufficient to compensate such Lenders for such increased cost. A certificate as to the amount of such increased cost and giving a reasonable explanation thereof, submitted to Borrowers shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital. If any Lender determines that (i) as a result of a Regulatory Change, compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, whether directly, or indirectly as a result of commitments of any corporation controlling such Lender (but without duplication), and (ii) the amount of such capital is increased by or based upon (A) the existence of such Lender’s commitment to lend hereunder, or (B) the participation in or issuance or maintenance of any Advance and (C) other similar such commitments, then, upon demand by such Lender, Borrowers shall immediately and jointly and severally pay to the Agent for the account of such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the transactions contemplated hereby. A certificate as to such amounts and giving a reasonable explanation thereof (to the extent permitted by law), submitted to Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c) Notices. Each Lender hereby agrees to use commercially reasonable efforts (including the giving of a notice in accordance with Section 8.4 above) to notify Borrowers of the occurrence of any event referred to in subsection (a) or (b) of this Section 10.1 promptly after becoming aware of the occurrence thereof. The failure of either Lender to provide such notice or to make demand for payment under said subsection shall not constitute a waiver of such Lender’s rights hereunder.

(d) Survival of Obligations. Borrowers’ obligations under this Section 10.1 shall survive the repayment of all other amounts owing to the Lenders and the Agent under the Loan Documents and the termination of the Loan. If and to the extent that the obligations of Borrowers under this Section 10.1 are unenforceable for any reason, Borrowers agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

10.2. Taxes. (a) All payments by Borrowers hereunder and under the other Loan Documents shall be made free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, taxes imposed on its net income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender is organized or any political subdivision thereof and, in the case of any Lender, taxes imposed on its net income, and franchise taxes imposed on it by the jurisdiction of such Lender’s applicable lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.2) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower jointly and severally agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Each Borrower jointly and severally agrees to indemnify each Lender for the full amount of Taxes and Other Taxes (including any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.2) paid by such Lender and any liability (including penalties, interest and expenses, except for any penalties, interest and expenses caused by the gross negligence or willful misconduct of such Lender) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender makes written demand therefor, which demand shall be accompanied by a statement providing an explanation of the facts and calculations that form the basis of such demand.

(d) Within 30 days after the date of any payment of Taxes, Borrowers will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is unavailable, such other evidence reasonably satisfactory to the Agent.

(e) Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and joint and several obligations of Borrowers contained in this Section 10.2 shall survive the repayment of all other amounts owing to the Lenders and the Agent under the Loan Documents and the termination of the Loan. If and to the extent that the obligations of Borrowers under this Section 10.2 are unenforceable for any reason, each Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU (BORROWER) AND US (LENDER) FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

SUMMIT HOTEL PROPERTIES, LLC, a South Dakota limited liability company, by its Company Manager, THE SUMMIT GROUP, INC.

By: /s/ Kerry W. Boekelheide
Kerry W. Boekelheide, Chief Executive
Officer

SUMMIT HOSPITALITY V, LLC, a South Dakota limited liability company, by its sole member,

SUMMIT HOTEL PROPERTIES, LLC, by its Company Manager, SUMMIT GROUP, INC.

By: /s/ Kerry W. Boekelheide
Kerry W. Boekelheide, Chief Executive
Officer

FIRST NATIONAL BANK OF OMAHA, as a Lender

and as Agent

By: /s/ Marc Wisdom
Title:  Vice President

UNION BANK & TRUST COMPANY, as a Lender

By: /s/ Sara Mosser
Title: Vice President

EXHIBIT A
(Definitions)

“Administrative Agent” shall mean First National Bank of Omaha and its successors, assigns and replacements.

“Advance” shall mean and refer collectively to Acquisition Advances and Construction Advances (including a Construction Advance converted to a Construction Term Note as provided for in the Agreement).

“Agent” shall mean collectively the Administrative Agent and the Collateral Agent.

“Appraised Value” shall mean the “as stabilized” value of a Hotel, determined in accordance with Section 7.2(c) of this Agreement.

“Audit Committee” shall mean Summit Hotel’s Audit Committee established pursuant to such Borrower’s Operating Agreement, which Audit Committee shall contain independent members.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Omaha, Nebraska or New York, New York are authorized or required to close or any day on which dealings between banks are not carried on in U.S. dollar deposits in London, England.

“Collateral Agent” shall mean First National Bank of Omaha and its successors, assigns and replacements.

“Commitments” shall mean the dollar amount each Lender has committed to lend to Borrowers under the Line of Credit, which commitments shall be the principal amount indicated in Schedule 1.1 attached hereto and incorporated herein by reference. The aggregate Commitments available for borrowing will be reduced by the outstanding principal balance of each Advance outstanding on the date of determination.

“Debt” shall mean with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all guarantees by such Person of Debt of others, (h) all capital lease obligations (as determined in accordance with generally accepted accounting principles) of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debt Service Coverage Ratio” shall be calculated consistent with the principles used in the preparation of the financial statements referenced in Section 3.7 of this Agreement as EBITDA during the trailing four (4) quarters divided by principal and interest payments on the aggregate first mortgage term debt scheduled and paid during the trailing four (4) quarters. Expenses of Borrowers funded with loan proceeds from the refinance of a Hotel(s) owned by a Borrower where such loan proceeds are used for repair and maintenance of such Hotel(s) shall be excluded from the determination of the Debt Service Coverage Ratio for such Borrower.

“Defaulting Lender” means any Lender that (a) has failed to advance to the Agent any portion of an Advance required to be funded by such Lender pursuant to this Agreement on the date required to be funded by such Lender pursuant to this Agreement and such failure is continuing on the date of determination, (b) has otherwise failed to pay over to the Agent any other amount required to be paid by such Lender under this Agreement or under any Loan Document within one (1) Business Day of the date when due, unless the subject of a good faith dispute and such failure is continuing on the date of determination, or (c) has been deemed insolvent, become the subject of a bankruptcy or insolvency proceeding or had its assets and/or control frozen or seized by the applicable banking regulators or other governmental agency.

“EBITDA” shall mean , for either Borrower for any period, the net income of such Borrower before provision for income taxes, interest expense (including implicit interest expense on capitalized leases), depreciation expense, amortization expense and non-recurring renovation/remodel expenses funded with the proceeds of a Loan or other non-operating sources and other non-cash expenses or charges, excluding (to the extent included): (a) non-operating gains (including extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than the sale of inventory in the ordinary course of such Borrower’s business) during the relevant period; and (b) similar non-operating losses during such period.

“Hotel” shall mean a limited service hotel owned by a Borrower securing the Loan.

“LIBOR Rate” shall mean the London Interbank Offered Rate for U.S. Dollar Deposits for 90 day periods as quoted by the Agent from the Bloomberg Finance, L.P. rate sheets, or any successor thereto, which shall be that rate in effect on the first New York Banking Day of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month. The Agent will tell Borrowers the current LIBOR Rate upon a Borrower’s request. The Agent may designate a substitute index after notifying Borrowers and the Lenders. The LIBOR Rate is not necessarily the lowest rate charged by Lenders on their loans. Borrowers understand that Lenders may make loans based on other rates as well.

“Lien” shall mean , with respect to any asset, any mortgage, lien, pledge, charge, assignment, security interest or other encumbrance of any kind in respect of such asset.

“Loan Budget” shall mean the budget approved by the Agent for expenditure the of the proceeds of a Construction Advance and in form, detail and substance satisfactory to the Agent.

“Loan Documents” shall mean collectively each Note, Security Agreement, the Amended and Restated Security Agreements, Mortgage, letter of credit and letter of credit documentation, financing statement and/or any other document or instrument executed in connection with the Loan, and all modifications, amendments, restatements and replacements thereof.

“Loan” shall mean collectively, the Advances, indebtedness evidenced by each Note, indebtedness (including letters of credit) outstanding under the Current Loan Agreement and any other indebtedness of either Borrower to Lender under this Agreement or any Loan Document.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, operations, results of operations, financial condition, assets, Collateral or liabilities, of either Borrower, (ii) the ability of either Borrower to perform any of its obligations under the Loan Documents to which it is a party, (iii) the rights and remedies of Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Mortgage” shall mean collectively, each mortgage, deed of trust or similar instrument encumbering a Hotel, and all modifications, amendments, restatements and replacements thereof.

“Notes” shall mean collectively, each Term Note, Construction Note and Construction Term Note, and all modifications, amendments, restatements and replacements thereof.

“Percentage” shall mean, at any time, with respect to a Lender, expressed as a percentage, a fraction (i) the numerator of which is such Lender’s Commitment at such time and (ii) the denominator of which is the aggregate total of all Lenders’ Commitments at such time minus the letter of credit sublimit.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental department or authority or other entity.

“Project Budget” shall mean the project budget showing the total cost (including hard and soft costs) of a Project as approved by the Agent.

“Project Costs” shall mean the total amount of the purchase price, franchise fees, franchise required expenditures including, but not limited to, capital improvements, signage and computer systems, architectural expenses, permits and fees, initial working capital and financing and closing costs relating to a Hotel.

“Property” shall mean a Hotel and all improvements and assets related thereto purchased by a Borrower and financed with Lenders with an Acquisition Advance.

“Required Lenders” shall mean Lenders holding fifty-one percent (51%) or more of the aggregate Commitments.

“Special Loan” shall mean a Loan where the original principal amount of such Loan exceeded 100% of the purchase price of the Hotel securing such Loan.

“Total Debt” shall mean on the date of any determination thereof the aggregate of the Debt outstanding on the (i) Fortress Loan, plus (ii) any Debt of Borrowers, The Summit Group, Inc. and any affiliate or subsidiary of either Borrower or The Summit Group, Inc., to the extent of Borrowers ownership interest in such affiliate or subsidiary, secured by a mortgage, deed of trust or similar instrument on real property owned or leased by such Borrower, The Summit Group, Inc. or any such affiliate or subsidiary, including, without limitation, and Loan under this Agreement, the Current Loan Agreement or under the Loan Agreement with First National described in Section 5.4(c), plus (iii) any unsecured Debt owed by either Borrower, The Summit Group, Inc., or any affiliate or subsidiary of either Borrower or The Summit Group, Inc., to First National.

“Tangible Net Worth” shall mean at any date, the excess of total assets over total liabilities, total assets and Total Liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 3.7 of this Agreement, and excluding, from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights and franchises, and specifically excluding from the determination of total assets any loans to a parent, affiliate or subsidiary of the applicable Borrower or any shareholder, officer, director or employee of the applicable Borrower.

“Termination Date” shall mean the earlier to occur of (i) June 24, 2010 or (ii) the date the Agent accelerates the Loan after the occurrence of an Event of Default.

“Total Project Cost” shall mean the total cost (including hard and soft costs) of constructing a Project as set forth in a Project Budget to be provided to the Agent by the applicable Borrower and approved by the Agent.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, as in effect in the United States. “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. This Agreement and the other Loan Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted. The Section and other headings in this Agreement and any index in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement. Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page. Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder. Any pronoun used herein shall be deemed to cover all genders. Defined terms used in this Agreement may be set forth in this Exhibit or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa.

EXHIBIT B
(Term Note Form)

EXHIBIT C
(Construction Note Form)

SCHEDULE 1.1
(Commitments)

Lender	Commitment	Letter of Credit Sublimit
First National	$23,800,000.00	$5,000,000.00

Union	$4,400,000,00

Total	$28,200,000.00	$5,000,000.00

SCHEDULE 3.5
(Permitted Liens)

SCHEDULE 4.3(c)
(Compliance Certificate)

COMPLIANCE CERTIFICATE

The undersigned certifies that he/she currently is the        of Summit Hotel Properties, LLC and Summit Hospitality V, LLC (collectively, “Company”), each a South Dakota limited liability company, and that he/she has individually reviewed the provisions of the First Amended and Restated Loan Agreement between Company, First National Bank of Omaha as the Agent and a Lender and the other Lenders a party thereto (First National Bank of Omaha and such other Lenders are hereinafter collectively referred to as the “Lenders”) dated     , 2009 (as it may be amended from time to time, the “Loan Agreement”) and that a review of the activities of the Company since the most recent Compliance Certificate was delivered to Lenders has been made by him/her or under his/her supervision, with a view to determining whether Company has fulfilled all their respective obligations under the Loan Agreement, including, but not limited to, the Affirmative, Financial and Negative Covenants contained in the Loan Agreement. Company hereby certifies to Lenders that Company has observed and performed each undertaking contained in the Loan Agreement and that no Event of Default has occurred or is existing under the Loan Agreement or any other Loan Document. Set forth below are financial covenant measurements for the periods covered by this Compliance Certificate as required by the Loan Agreement. Also attached hereto are all relevant facts in reasonable detail to evidence the computations of the financial covenants, which were computed in accordance with the terms of the Loan Agreement.

For the period between       , 200       and       , 200      .

I. Debt Service Coverage Ratio

Company’s Debt Service Coverage Ratio as of the end of the period covered by Certificate:

Required Debt Service Coverage Ratio: 1.5:1.0

Calculation of Debt Service Coverage Ratio:

Earnings        before

Interest       ,

Income taxes       ,

Depreciation       ,

Amortization        and

Non-recurring renovation/remodel expenses funded with the proceeds of a Loan or other non-operating sources       , divided by

Principal and interest payments on the aggregate first mortgage term debt scheduled and paid during the trailing 4 quarters

Equals       .

II.	Liquidity Covenant

Unencumbered cash balances as of the end of the period covered by this Certificate:

$

Required Liquidity Covenant		$4,000,000.00
III.	Total Debt Covenant

Total Debt outstanding as of the end of the period covered by this Certificate equals: $

Required Total Debt: Not in excess of $450,000,000.00.

IV.Special Loans

Aggregate Special Loans Outstanding: 25% of the aggregate Commitments:

V. Defaults

The undersigned hereby certifies that the above reported information is correct, and that

[ ] No event of default has occurred; or
[ ] An event of default has occurred under the following circumstances:

(Insert detail or attach description)

By:        Date:
Title: